Exhibit 10.25

LOAN AND SECURITY AGREEMENT

dated as of February 9, 2007

among

SFA, INC.

And Its Subsidiaries,

as Borrowers

THE LENDERS FROM TIME TO TIME PARTY HERETO,

SUNTRUST BANK,

as Administrative Agent,

and

SUNTRUST ROBINSON HUMPHREY,

A DIVISION OF SUNTRUST CAPITAL MARKETS, INC.,

as Lead Arranger and Book Manager

TABLE OF CONTENTS

This Table of Contents is for convenience of reference only and is not intended to define, limit or describe the scope, intent or meaning of any provision of this Agreement.

Section	1	Definitions; Construction	1

	1.1	Definitions	1
	1.2	Classifications of Loans and Borrowings	26
	1.3	Accounting Terms and Determination	26
	1.4	Terms Generally	26

Section	2	Loans and Letters of Credit	27

	2.1	Loans and Letters of Credit	27
	2.2	Revolving Loans	27
	2.3	Procedure for Revolving Loan Borrowings	27
	2.4	Swingline Commitment	28
	2.5	Procedure for Swingline Borrowing	28
	2.6	Letters of Credit	30
	2.7	Term Loan Commitments	34
	2.8	Reserved	34
	2.9	Funding of Borrowings	34
	2.10	Interest Elections	35
	2.11	Repayment of Loans	36
	2.12	Interest on Loans	37
	2.13	Fees	38
	2.14	Computation of Interest and Fees	39
	2.15	Evidence of Indebtedness	39
	2.16	Inability to Determine Interest Rates	39
	2.17	Illegality	40
	2.18	Increased Costs	40
	2.19	Funding Indemnity	42
	2.20	Taxes	42
	2.21	Optional Reduction and Termination of Commitments	45
	2.22	Optional Prepayments	45
	2.23	Mandatory Prepayments	46
	2.24	Prepayment Premium	47
	2.25	Payments Generally; Pro Rata Treatment; Sharing of Set-offs	47
	2.26	Mitigation of Obligations; Replacement of Lenders	50

Section	3	Security	51

	3.1	Security Interest	51
	3.2	Representations and Warranties Concerning the Collateral	51
	3.3	Covenants Concerning the Collateral	52
	3.4	Perfection of Security Interest	54
	3.5	Power of Attorney	58
	3.6	Limitations on Obligations	58

Section	4	Representations And Warranties	59

	4.1	Incorporation, Good Standing and Due Qualification	59
	4.2	Power and Authority	59
	4.3	Legally Enforceable Agreement	59
	4.4	Financial Statements	59
	4.5	Litigation; Environmental Matters	60
	4.6	Ownership and Liens	60
	4.7	ERISA	60
	4.8	Taxes	61
	4.9	Use of Proceeds and Letters of Credit	61
	4.10	Debt	61
	4.11	Debarment and Suspension	61
	4.12	Material Contracts	61
	4.13	Intellectual Property	61
	4.14	True and Complete Information	62
	4.15	Integrated Business	62
	4.16	Employee Relations	62
	4.17	Burdensome Provisions	62
	4.18	Absence of Defaults	62
	4.19	Reserved	62
	4.20	OFAC	62
	4.21	Patriot Act	63
	4.22	Survival of Representations and Warranties, Etc	63

Section	5	Affirmative Covenants	63

	5.1	Maintenance of Existence	63
	5.2	Maintenance of Records	63
	5.3	Maintenance of Properties	63
	5.4	Conduct of Business	64
	5.5	Maintenance of Insurance	64
	5.6	Compliance with Laws; Taxes	64
	5.7	Right of Inspection	64
	5.8	Reporting Requirements	65
	5.9	Primary Operating Account	67
	5.10	Additional Collateral, etc.	68
	5.11	Further Assurances	69
	5.12	Interest Rate Protection	69

Section	6	Negative Covenants	69

	6.1	Liens	69
	6.2	Debt	70
	6.3	Mergers, etc.	71
	6.4	Reserved	71
	6.5	Sale and Leaseback	71
	6.6	Restricted Payments	71

2

	6.7	Sale of Assets	71
	6.8	Investments, Loans, etc	71
	6.9	Reserved	72
	6.10	Acquisitions	72
	6.11	Transactions with Affiliates	72
	6.12	Consolidated Tax Return	73

Section	7	Financial Covenants	73

	7.1	Minimum Net Worth	73
	7.2	Maximum Funded Debt Ratio	73
	7.3	Fixed Charges Coverage Ratio	73

Section	8	Conditions Of Lending	73

	8.1	Conditions Precedent to Closing	73
	8.2	Conditions Precedent to Subsequent Disbursements	76
	8.3	Conditions to Subsidiaries Becoming Borrowers	76

Section	9	Default	77

	9.1	Events of Default	77
	9.2	Remedies upon Default	79

Section	10	The Administrative Agent	83

	10.1	Appointment of Administrative Agent	83
	10.2	Nature of Duties of Administrative Agent	83
	10.3	Lack of Reliance on the Administrative Agent	84
	10.4	Certain Rights of the Administrative Agent	84
	10.5	Reliance by Administrative Agent	85
	10.6	Administrative Agent’s Reimbursement and Indemnification by Lenders	85
	10.7	The Administrative Agent in its Individual Capacity	85
	10.8	Successor Administrative Agent	86
	10.9	Authorization to Execute other Loan Documents	86
	10.10	Other Agents	86

Section	11	Miscellaneous	87

	11.1	Notices	87
	11.2	Waiver; Amendments	88
	11.3	Expenses; Indemnification	90
	11.4	Successors and Assigns	91
	11.5	Governing Law; Jurisdiction; Consent to Service of Process	94
	11.6	WAIVER OF JURY TRIAL	95
	11.7	Right of Setoff	95
	11.8	Counterparts; Integration	95
	11.9	Survival	96
	11.10	Severability	96
	11.11	Confidentiality	96

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11.12	Interest Rate Limitation	97
11.13	Captions	97
11.14	Use of Defined Terms	97
11.15	Accounting Terms	97
11.16	USA PATRIOT Act Notice	98
11.17	Right of First Refusal	98

Exhibits and Schedules:

Exhibit A - Borrowing Base Certificate

Exhibit B - Covenant Compliance Certificate *

Exhibit C - Intellectual Property Assignment

Schedule 1 - Existing Lines of Credit

Schedule 3.2 - Inventory and Equipment

Schedule 4.7 - Multiemployer Plans

Schedule 4.13 - Intellectual Property

Schedule 4.16 - Collective Bargaining Agreements

*	Please note that the Covenant Compliance Certificate attached is the certificate most recently delivered by the Company pursuant to this agreement.

4

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT, dated as of the 9th day of February, 2007, is made by and among SFA. INC., a Maryland corporation (the “Company”). THE ANALYSIS CORP., a Delaware corporation and a wholly owned Subsidiary (as defined below) of the Company (“TAC”), and each other Subsidiary that becomes a party to this Agreement from time to time in accordance with the provisions set forth below (together with the Company and TAC, collectively, the “Borrowers,” and individually, a “Borrower”), the several banks and other financial institutions from time to time party hereto (the “Lenders”). SUNTRUST ROBINSON HUMPHREY, a division of SunTrust Capital Markets, Inc., as Lead Arranger and Book Manager (in such capacity, the “Arranger”) and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

The Borrowers have requested that the Lenders (a) establish a $16,500,000 revolving credit facility for; (b) establish a $7,500,000 swingline facility for; (c) make term loans in an aggregate principal amount of $18,000,000 to; and (d) issue letters of credit for the account of, the Borrowers.

The Lenders severally, to the extent of their respective Commitments, as defined herein, have agreed to provide severally such financing to the Borrowers, subject to the terms and conditions of this Agreement.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Lenders, the Administrative Agent and the Borrowers agree as follows:

Section 1 Definitions; Construction

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings assigned to them below, which meanings shall be equally applicable to the singular and plural forms of the terms defined.

“Administrative Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Administrative Fee” means a fee of $7,500 per year.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of common stock, by contract or otherwise.

“Aggregate Exposure” means with respect to any Lender at any time, an amount equal to (a) until the Closing Date, the aggregate amount of such Lender’s Commitments at such time and (b) thereafter, the sum of (i) the aggregate then unpaid principal amount of such Lender’s Term Loans, and (ii) the amount of such Lender’s Revolving Commitment then in effect or, if the Revolving Commitments have been terminated, the amount of such Lender’s Revolving Credit Exposure then outstanding.

“Aggregate Exposure Percentage” means, with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Aggregate Revolving Commitment Amount” means the aggregate principal amount of the Aggregate Revolving Commitments from time to time. On the Closing Date, the Aggregate Revolving Commitment Amount equals $16,500,000.

“Aggregate Revolving Commitments” means, collectively, all Revolving Commitments of all Revolving Credit Lenders at any time outstanding.

“Aging Report” means a schedule of all outstanding Receivables of the Borrowers showing the age of such Receivables from the initial invoice date in intervals of 30 days.

“Agreement” means this Loan and Security Agreement as the same may be amended, modified or supplemented from time to time.

“Applicable Add-Back” means, for the purpose of determining the Fixed Charge Charges Coverage Ratio and the Funded Debt Ratio for the period of four consecutive fiscal quarters ending on any Test End Date, (a) for the Test End Date on March 31, 2007, $4,432,283, plus the Option/SAR Payments, plus the Legal/Valuation Expenses plus the Built-in Gain Taxes, (b) for the Test End Date on June 30, 2007, $3,722,288, plus the Option/SAR Payments plus the Legal/Valuation Expenses plus the Built-in Gain Taxes, (c) for Test End Date on September 30, 2007, $2,923,505, plus the Option/SAR Payments, plus the Legal/Valuation Expenses plus the Built-in Gain Taxes, (d) for the Test End Date on December 31, 2007, $1,601,225, plus the Option/SAR Payments, plus the Legal/Valuation Expenses plus the Built-in Gain Taxes, and (e) for the Test End Date on March 31, 2008, and each Test End Date thereafter, zero.

“Applicable Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or an Affiliate of such Lender) designated on the signature page hereto, or such other office of such Lender (or Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrowers as the office by which its Loans are to be made and maintained.

“Applicable Margin” and “Applicable Unused Fee Percentage” shall mean the applicable percentage for the Applicable Margin and the Applicable Unused Fee Percentage corresponding to the applicable Funded Debt Ratio set forth below, as calculated by the Administrative Agent based on the Company’s financial statements prepared in accordance with the provisions of Section 5.8 and delivered to the Administrative Agent. The Applicable Margin on the Closing

Date shall be 2.60% with respect to the Revolving Loans and 2.80% with respect to the Term Loans. The Applicable Unused Fee Percentage on the Closing Date shall be 0.25%. The Applicable Margin will be adjusted on quarterly basis in accordance with the table set forth below:

Funded Debt Ratio	Applicable Margin for Revolving Loans	Applicable Margin for Term Loans	Applicable Unused Fee Percentage
Less than or equal to 1.50 to 1.	1.60%	1.80%	0.10%
Greater than 1.50 to 1, and less than or equal to 2.00 to 1.	1.90%	2.10%	0.15%
Greater than 2.00 to 1, and less than or equal to 2.50 to 1.	2.25%	2.45%	0.20%
Greater than 2.5.0 to 1.	2.60%	2.80%	0.25%

The Applicable Margin and the Applicable Unused Fee Percentage will be adjusted to the percentage corresponding to the applicable Funded Debt Ratio in effect as of the last day of each fiscal quarter of the Company. The adjustment will become effective as of the first day of the calendar month next succeeding delivery to the Administrative Agent of the Company’s financial statements and Covenant Compliance Certificate for the last month of each fiscal quarter pursuant to Section 5.8. No decrease in the Applicable Margin or the Applicable Unused Fee Percentage shall become effective if, at such time, any Event of Default has occurred and is continuing. If the Company’s financial statements are not delivered to the Administrative Agent within the specified time periods, the Applicable Margin and the Applicable Unused Fee Percentage may be increased, at the option of the Administrative Agent, or upon written notice from the Required Lenders to the Administrative Agent and the Company, to the highest applicable percentage from the date on which the statements were due through the date on which such statements are delivered to the Administrative Agent. In the event that any financial statement or Covenant Compliance Certificate delivered pursuant to Section 5.8 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or Applicable Unused Fee Percentage for any period (an “Applicable Period”) than the Applicable Margin or Applicable Unused Fee Percentage applied for such Applicable Period, then (i) the Borrowers shall immediately deliver to the Administrative Agent a correct Covenant Compliance Certificate for such Applicable Period, (ii) the Applicable Margin and the Applicable Unused Fee Percentage shall be as if the higher applicable percentage were applicable for such Applicable Period, and (iii) the Borrowers shall immediately pay to the Agent the accrued additional interest and fee owing as a result of such increased Applicable Margin and Applicable Unused Fee Percentage for such Applicable Period, which payment shall be promptly applied by the Agent in accordance with Section 2.25. The foregoing shall not limit the rights of the Administrative Agent and the Lenders with respect to Sections 2.12(b) or Section 9.

“Asset Sale” means any Disposition of assets or series of related Dispositions of assets (excluding at all times any such Disposition permitted by Section 6.7(a), (b), (c), (d) or (e)) which yields gross proceeds to the Company or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $250,000.

“Assignment of Claims Act” means, collectively the Assignment of Claims Act of 1940, as amended 31 U.S.C. § 3727, 41 U.S.C. § 15, any applicable rules, regulations and interpretations issued pursuant thereto, and any amendments to any of the foregoing.

“Assumption Agreement” means an assumption agreement, in form and substance acceptable to the Administrative Agent, executed by a Subsidiary that becomes a party to this Agreement in accordance with the provisions of Section 8.3 below, pursuant to which such Subsidiary agrees to be bound by all of the terms and conditions of the Loan Documents as though it were an original signatory thereto.

“Base Rate” means the higher of (i) the Prime Rate, and (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%).

“Base Rate Loan” means any Loan or portion thereof with respect to which the interest rate is calculated by reference to the Base Rate.

“Borrower” and “Borrowers” shall have the meanings assigned to such terms in the preamble to this Agreement.

“Borrowing” means a borrowing consisting of (i) Loans of the same Class and Type made converted or continued on the same date and in the case of LIBOR Loans, as to which a single Interest Period is in effect, or (ii) a Swingline Loan.

“Borrowing Availability” means, at any time, the lesser of the Borrowing Base or the Maximum Amount.

“Borrowing Base” means, at any time, (a) the sum of the following, without duplication. (1) 55% of amounts due with respect to Eligible Billed Receivables plus (2) 55% of amounts to become due with respect to Eligible Unbilled Receivables. The Administrative Agent shall have, and reserves, the right at any time, in its reasonable discretion, to adjust the foregoing advance rate percentages and to establish reserves under the Borrowing Base.

“Borrowing Base Certificate” means a certificate of the Company containing a computation of the Borrowing Base and certifying that no Default or Event of Default has occurred and is continuing, and otherwise substantially in the form of Exhibit A attached hereto.

“Borrowing Base Obligations” means, at any time, outstanding Revolving Credit Exposure.

“Built-in Gain Taxes” means the expense recorded in the fiscal quarter of the Company ending on June 30, 2007 on account of the capital gains tax which becomes payable by the Company with respect to TAC as a result of the transactions consummated in connection with the Stock Purchase Agreement, to the extent such expense has been deducted to determine Net Income of the Company and its Subsidiaries.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to close under the laws of the State, and with respect to the determination of LIBOR and the Index Rate, or if such day relates to a Borrowing of, a payment or prepayment of principal or interest on, a conversion of or into, or an Interest Period for, a LIBOR Loan or a notice with respect to any of the foregoing, any day on which dealings in Dollars are carried on in the London interbank market.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) which should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Capital Lease” means any lease that has been or should be capitalized on the books of the lessee in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor’s Ratings Services (“S&P”) or P-l by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Cash Flow Available for Fixed Charges” means, for as of any Test End Date. EBITDA for the period of four consecutive fiscal quarters of the Company then ended, plus the Applicable Add-Back for such Test-End Date, minus income taxes paid in cash during such period, and minus Non-Financed Capital Expenditures for such period, all as determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP.

“Cash Management Swingline Loans” shall have the meaning assigned to such term in Section 2.5(a).

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Control” means the occurrence of one or more of the following events: (a) any sale, lease, exchange or other transfer (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder in effect on the date hereof), (b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of 51% or more of the outstanding shares of the voting stock of the Company; or (c) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the current board of directors or (ii) appointed by directors so nominated; provided that the purchase of the Borrowers pursuant to the Stock Purchase Agreement shall not qualify as a Change of Control.

“Change in Law” means (i) the adoption of any applicable law rule, or regulation after the date of this Agreement, (ii) any change in any applicable law, rule or regulation, or any change in the interpretation or application thereof, by any governmental authority after the date of this Agreement, or (iii) compliance by any Lender (or its Applicable Lending Office) or the Issuing Bank (or for purposes of Section 2.18(b), by such Lender’s or the Issuing Bank’s holding company, if applicable) with any request, guideline or directive (whether or not having the force of law) of any governmental authority made or issued after the date of this Agreement.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, or Term Loans and when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment.

“Closing” means the initial disbursement of the Loans.

“Closing Date” means the date of the Closing.

“Closing Liquidity” means the sum of (a) cash and Cash Equivalents, as carried on the books of the Borrowers on the Closing Date in accordance with GAAP, plus (b) Net Borrowing Availability.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations issued pursuant thereto.

“Collateral” means the following properties, assets and rights (if any) of each Borrower, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof: all personal and fixture property of every kind and nature including without limitation all goods (including inventory, equipment and all accessions thereto), instruments (including promissory notes), documents, accounts (including health-care-insurance receivables), chattel paper (whether tangible or electronic), deposit accounts, letter-of-credit rights (whether or not the letter of credit is evidenced by a writing), commercial tort claims, securities and all other investment property, supporting obligations, any other contract rights or rights to the payment of money, insurance claims and proceeds, tort claims, and all general intangibles (including all payment intangibles and Intellectual Property).

“Commitment” means a Revolving Commitment, a Swingline Commitment or a Term Loan Commitment, or any combination thereof (as the context shall permit or require).

“Commitment Termination Date” means the earliest of (i) February 9, 2010, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.21 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise), and any extension or extensions thereof granted by all of the Lenders.

“Company” shall have the meaning assigned to such term in the preamble to this Agreement.

“Covenant Compliance Certificate” means a certificate executed by a Principal Officer of the Company, containing a calculation of the financial covenants contained in Section 7 below and certifying that no Default or Event of Default has occurred, substantially in the form of Exhibit B attached hereto.

“Customer” means any Person obligated to make payments with respect to a Receivable or any other Collateral.

“Customer List” means a schedule of all Customers of the Borrowers, showing the address of each Customer and a listing of the active contracts between each Borrower and such Customer, which is otherwise in form and substance reasonably satisfactory to the Administrative Agent, however, in all cases, subject to exclusion of classified information.

“Debt” means collectively, and includes, without duplication, with respect to any specified Person, (a) indebtedness or liability for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such assets from such Person) or for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business); (b) obligations as a lessee under a Capital Lease or a Synthetic Lease; (c) obligations, contingent or otherwise, to reimburse the issuer of letters of credit or acceptances; (d) all Guaranties; (e) net obligations under Hedging Agreements; (f) obligations under any foreign exchange contract, currency swap or other similar agreements or arrangements designed to protect that Person against fluctuations in currency values; (g) all preferred stock or similar equity interests issued by such Person which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or acceleration at any time during the term of this Agreement; (h) the amount of contingent obligations of such Person incurred in connection with acquisitions (including, without limitation, obligations to make earnout payments or other contingent payments), in each case determined in accordance with GAAP, (i) obligations secured by any Lien on property owned by the specified Person, whether or not the obligations have been assumed, provided that if such obligation or liability has not been assumed the maximum value of such debt shall be the lesser of (1) the fair market value of such property and (2) the amount or such obligation or liability, and (j) Off-Balance Sheet Liabilities. The Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer, except to the extent that the terms of such Debt provide that such Person is not liable therefor.

“Default” means any condition or event that, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.

“Default Interest” shall have the meaning assigned to such term in Section 2.12(b).

“Deposit Account Assignment” means the Deposit Account Assignment, of even date herewith, from the Holding Company in favor of the Administrative Agent.

“Disposition” means with respect to any assets, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollars” and “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means any Subsidiary of the Company organized under the laws of any jurisdiction within the United States of America.

“EBITDA” means, for any period, (a) consolidated Net Income of the Company and its Subsidiaries for such period plus, (b) to the extent deducted to determine such consolidated Net Income, the sum of (1) depreciation expense, (2) Interest Expense, (3) amortization expense and (4) tax expense, less (c) to the extent added to determine such consolidated Net Income, extraordinary or unusual gains or other gains not incurred in the ordinary course of business, unrealized gains on Hedging Agreements and revenues from discontinued operations, plus, (d) to the extent deducted to determine such consolidated Net Income, extraordinary or unusual losses or other losses not incurred in the ordinary course of business, unrealized losses on Hedging Agreements and expenses from discontinued operations.

“Eligible Billed Receivables” means Eligible Receivables that have been billed to the appropriate Customer, and are aged not greater than 90 days from the date of the initial invoice. For the purposes of this definition, the term “initial invoice” shall mean the first invoice relating to the applicable goods shipped or services rendered, and not any subsequent invoice relating thereto. No Eligible Billed Receivable shall be included in more than three month-end Borrowing Base calculations; provided, however, that with the consent of the Administrative Agent, an Eligible Billed Receivable may be included in four month-end Borrowing Base calculations if not more than 90 days have elapsed since the date of the initial invoice therefor.

“Eligible Receivables” means Receivables of a Borrower (a) that represent valid obligations incurred by a Customer for software, goods or services licensed, shipped and delivered, installed or completed under valid contracts of license, sale, or service that have been formally awarded to a Borrower for which all required contract documents have been executed by such Borrower and such Customer, and, if the Government is the Customer, for which funds have been appropriated and allocated; (b) that are due and payable not more than 30 days from the initial invoice; (c) on which the Customer is not an Affiliate or Subsidiary of a Borrower; (d) with respect to which no Borrower has knowledge or notice of any inability of the Customer to make full payment; (e) from the face amounts of which have been deducted all payments, setoffs, amounts subject to adverse claims made in writing to a Borrower, contractual allowances, bad debt reserves and other credits applicable thereto; (f) that are subject to no Liens other than those created or permitted by this Agreement or the other Loan Documents; (g) that continue to be in conformity in all material respects with the representations and warranties made by the Borrowers to the Lenders in this Agreement; (h) with respect to which the Administrative Agent is and continues to be satisfied with the credit standing of the Customer; (i) on which the Customer is not a creditor of a Borrower; (j) on which the Customer is not a Foreign Customer, unless the Foreign Customer’s obligations are secured by a letter of credit reasonably acceptable to the Administrative Agent, or the Administrative Agent gives written notice to the Company that it has determined, in its sole discretion, to permit such Receivable to be included in the Borrowing Base if it otherwise is an Eligible Receivable; (k) that are not subject to any material dispute; (1) with respect to which the applicable software, goods or services have been accepted by the applicable Customer on an absolute sale basis and not on a bill and hold sale basis, a consignment sale basis, a guaranteed sale basis, a sale or return basis or on the basis of any other similar understanding pursuant to which a Borrower would repurchase or accept a return of, or give a credit for, any such software, goods or services; (m) that are not subject to any contingencies, other than final audits of costs incurred under Government Contracts; and (n) that do not arise out of advance or progress billings unless (i) the terms of the contract between a Borrower and the Customer provide for payment in advance for services to be rendered during the term of the contract, and (ii) if the applicable contract is not one to which the Government is a party, the applicable Customer’s obligation to make such payment is not refundable or subject to set off if such services are not performed; provided, however, and without limiting any other provisions of this Agreement with respect to the exclusion of Receivables from the category of

Eligible Receivables and the Borrowing Base, that (1) if the Administrative Agent reasonably determines that the collectibility of any Receivable makes it unacceptable for inclusion in the Borrowing Base and gives written notice to the Company indicating the reasons for such determination, then, until such exception is remedied, such Receivable shall thereafter be excluded from the category of Eligible Receivables; (2) if more than 50% of the aggregate face amount of Receivables owed by a Customer are aged more than 90 days, then, until such exception is remedied, all Receivables owed by such Customer shall be excluded from the category of Eligible Receivables; (3) if the aggregate face amount of Receivables owed by a Customer that are more than 90 days past due exceeds 10% of total billed Receivables, then all Receivables owed by such Customer, at the Administrative Agent’s option, shall be excluded from the category of Eligible Receivables; (4) Eligible Receivables shall not include any Receivable representing or arising out of retainages, holdbacks, revenues recognized or costs incurred in excess of approved or allowed reimbursement rates, cost overruns, unauthorized work or work beyond the scope of a contract, rebillings (other than rebillings to correct a mistake and which do not result in a change of the original invoice date of the applicable Receivable) or contracts under which the applicable Borrower’s performance is secured by a surety bond; (5) if the proceeds of any Receivable or any portion thereof are to be paid to an escrow agent for the benefit of any Person other than a Borrower or the Administrative Agent, such Receivable shall not be included as an Eligible Receivable; and (6) Receivables of a Subsidiary shall not become Eligible Receivables until such Subsidiary becomes a Borrower in accordance with Section 8.3 of this Agreement.

“Eligible Unbilled Receivables” shall mean all accounts receivable of a Borrower arising from work actually performed by such Borrower pursuant to Government Contracts which (a) would constitute Eligible Receivables, except such accounts receivable have not been billed, (b) are eligible to be billed to in accordance with the Government Contracts (with no additional performance required by any Person, and no condition to payment by the Government, other than receipt of an appropriate invoice), and (c) may, in accordance with GAAP, be included as current assets of the Borrowers, even though such amounts have not been billed.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any governmental authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of any Borrower or any Subsidiary directly resulting from or based upon (a) any actual violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any actual exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials.

“Equity Issuance” means any issuance or sale by a Person of its Capital Stock or other similar equity security, or any warrants, options or similar rights to acquire, or securities convertible into or exchangeable for, such Capital Stock or other similar equity security, excluding the issuance of Capital Stock by any Subsidiary to another Subsidiary or to the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all regulations issued pursuant thereto.

“Event of Default” means any of the events specified as an “Event of Default” under this Agreement, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Collateral” means (a) any Government Contract or other contractual agreement, which by its terms or applicable law may not be assigned, it being understood, however, that in such situations, the Administrative Agent’s security interest shall include (i) the entirety of each Borrower’s right, title and interest in and to all accounts, payment intangibles and other proceeds directly or indirectly arising from such Government Contract or other contractual agreement, and (ii) all other rights and interests which any Borrower may lawfully convey to the Administrative Agent; (b) any Borrower’s rights or interests in any license, contract or agreement to which such Borrower is a party or any of its rights or interests thereunder to the extent, but only to the extent, that (i) such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms thereof, or constitute a default thereunder, (ii) such license, contract or agreement was not entered into by the applicable Borrower with the intent to avoid granting a security interest therein and (iii) such license, contract or agreement is a license, contract or agreement that typically places restrictions on the granting of a security interest therein; or (c) more than 65% of the total outstanding voting capital stock of any CFC.

“Excluded Taxes” means with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) net income, profits, capital or franchise taxes imposed on such recipient by the United States of America, any state or political subdivision thereof, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located or where such recipient is deemed to be doing business for tax purposes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Lender is located, (c) any withholding tax that is attributable to such recipient’s failure to comply with Sections 2.20 (e) and 2.20 (f) and (d) in the case of a Foreign Lender, any withholding tax that (i) is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement, and (ii) is imposed on amounts payable to such Foreign Lender at any time that such Foreign Lender designates a new lending office, other than taxes that have accrued prior to the designation of such lending office that are otherwise not Excluded Taxes, and (e) interest and penalties with respect to such taxes.

“Existing Agreement” means that certain letter agreement, dated as of March 15, 2004, as amended, by and among SunTrust Bank, the Company and TAC.

“Facility” means each of (a) the Term Loan Commitments and the Term Loans made hereunder, and (b) the Revolving Commitments and the extensions of credit made hereunder.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System arranged by Federal funds brokers, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary to the next 1/100th of 1% of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fixed Charges” means, for the Company and its Subsidiaries for any period, the sum (without duplication) of (a) Interest Expense for such period (provided, however, that for any period ending prior to the first anniversary of the Closing Date, Interest Expense shall be annualized from the Closing Date to the end of such period), and (b) current maturities of long-term Debt, including Capital Leases, as of the end of such period and payable over the next succeeding period of four fiscal quarters; provided that for the principal payment of the Term Loans due on the Term Loan Maturity Date, the amount to be included pursuant to this clause (b) shall be equal only to the principal installment due with respect to the Term Loans on the payment date immediately preceding the Term Loan Maturity Date.

“Fixed Charges Coverage Ratio” means, for each period of four consecutive fiscal quarters ending on any Test End Date, the ratio of (a) Cash Flow Available for Fixed Charges for such period, to (b) Fixed Charges for such period. The foregoing shall be determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP.

“Foreign Customer” means a Customer that is a foreign government, an entity organized under the laws of a country other than the United States or an individual who is not a United States citizen.

“Foreign Lender” means any Lender that is not a United States person under Section 7701(a)(3) of the Code.

“Foreign Subsidiary” means any Subsidiary of the Company that is not a Domestic Subsidiary.

“Funded Debt” means, for any Person, the sum of the consolidated Debt of such Person and its Subsidiaries, without duplication, for (a) borrowed money, (b) the deferred purchase price of property or services, (c) obligations under repurchase agreements, (d) Capital Lease obligations, (e) the aggregate implied principal amount of Synthetic Lease obligations of such Person calculated in accordance with applicable federal income tax laws and regulations, (f) the amount of any outstanding Debt described in this definition of Funded Debt which has been

Guaranteed by such Person, (g) contingent or matured reimbursement obligations for letters of credit issued for the account of such Person or any Subsidiary of such Person, (h) all preferred stock or similar equity interests issued by such Person which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or acceleration at any time during the term of this Agreement, (i) the maximum amount of contingent obligations of such Person incurred in connection with acquisitions (including, without limitation, obligations to make earnout payments) that are required to be reflected as liabilities in accordance with GAAP, and (j) any Debt incurred in the context of a partnership or a joint venture in which such Person or any Subsidiary of such Person is a general partner or a joint venturer except to the extent that the terms of such Debt provide that such Person is not liable therefor, in each case determined in accordance with GAAP.

“Funded Debt Ratio” means, at any time, the ratio of (a) consolidated Funded Debt of the Company and its Subsidiaries then outstanding to (b) consolidated EBITDA of the Company and its Subsidiaries for the period of four consecutive fiscal quarters of the Company ending on the most recently ended Test End Date, or in the case of calculations as of a Test End Date, for the period of four consecutive fiscal quarters then ending, plus the Applicable Add-Back for such Test End Date.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Government” means the United States of America or any agency or instrumentality thereof.

“Government Contract” means any contract with the Government under which a Borrower is a prime contractor or a subcontractor.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Debt or obligation; provided, that the term “Guarantee” shall not include endorsements for collection or deposits in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith. The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity agreements and other similar agreements or arrangements designed to protect against fluctuations in interest rates, currency values or commodity values.

“Holding Company” means Global Technology Strategies, Inc., a Delaware corporation.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Index Rate” means that rate per annum effective on any Index Rate Determination Date which is equal to the quotient of:

(i) the rate per annum equal to the offered rate for deposits in U.S. Dollars for a one (1) month period, which rate appears on that page of Bloomberg reporting service, or such similar service as determined by the Lender, that displays British Bankers’ Association interest settlement rates for deposits in U.S. Dollars, as of 11:00 a.m. (London, England time) two (2) Business Days prior to the Index Rate Determination Date; provided, that if no such offered rate appears on such page, the rate used for such period will be the per annum rate of interest determined by the Administrative Agent to be the rate at which U.S. Dollar deposits for such period, are offered to the Administrative Agent in the London Inter-Bank Market as of 11:00 a.m. (London, England time), on the day which is two (2) Business Days prior to the Index Rate Determination Date, divided by

(ii) a percentage equal to 1.00 minus the maximum reserve percentages (including any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upward to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to any Index Rate Loan pursuant to regulations issued by the Board of Governors of the Federal Reserve System with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). This percentage will be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Index Rate Determination Date” means the Closing Date and the first Business Day of each calendar month thereafter.

“Index Rate Borrowing” and “Index Rate Loan” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Index Rate.

“Intellectual Property” means – all copyrights – (whether registered or unregistered), copyright registrations, trademarks, servicemarks, patents, patent applications and licenses to use any of the foregoing.

“Intellectual Property Assignment” means a Collateral Assignment, Patent Mortgage and Security Agreement in substantially the form of Exhibit C attached hereto, as the same may be amended, modified or supplemented from time to time.

“Interest Expense” means, for any period, the sum of the following, determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP: (a) all interest in respect of Debt (including the interest component of any payments in respect of Capital Leases and Synthetic Leases) accrued or capitalized during such period, plus (b) the net amount payable (or minus the net amount receivable) under any Hedging Agreement during such period.

“Interest Period” means (i) with respect to any LIBOR Borrowing, a period of one, two three or six months, and (ii) with respect to a Swingline Loan, a period of such duration not to exceed five days, as the Company may request and the Swingline Lender may agree in accordance with Section 2.5; provided, that:

(i) the initial Interest Period for such Borrowing shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of another Type) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii) if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless, in the case of a LIBOR Borrowing, such Business Day falls in another calendar month, in which case such Interest Period would end on the next preceding Business Day;

(iii) any Interest Period in respect of a LIBOR Borrowing which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(iv) each principal installment of the Term Loans shall have an Interest Period ending on each installment payment date and the remaining principal balance (if any) of the Term Loans shall have an Interest Period determined as set forth above; and

(v) no Interest Period may extend beyond the Commitment Termination Date, the Term Loan Maturity Date or the Swingline Termination Date, as the case may be.

“Issuing Bank” means SunTrust Bank or any other Lender, each in its capacity as an issuer of Letters of Credit pursuant to Section 2.6.

“LC Commitment” means that portion of the Aggregate Revolving Commitments that may be used by the Borrowers for the issuance of Letters of Credit in an aggregate face amount not to exceed $500,000.

“LC Disbursement” means a payment made by the Issuing Bank pursuant to the terms of a Letter of Credit.

“LC Documents” means each Letter of Credit Agreement, the Letters of Credit and all other applications, agreements and instruments executed and delivered by any Borrower relating to the Letters of Credit.

“LC Exposure” means, at any time, the sum of (i) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (ii) the aggregate amount of all LC Disbursements that have not been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Lender shall be its Revolving Credit Percentage of the total LC Exposure at such time.

“Legal/Valuation Expenses” means the expense recorded in the fiscal quarters of the Company ending on December 31, 2006 and March 31, 2007 on account of legal fees paid by the ESOP in connection with the Stock Purchase Agreement, legal fees paid by the Company in connection with the Stock Purchase Agreement and the post-closing balance sheet valuation of the Company required by GAAP in connection with the Stock Purchase Agreement, in an aggregate amount not to exceed $850,000 for the Test End Dates on March 31, 2007, June 30, 2007 and September 30, 2007, or $650,000 for the Test End Date on December 31, 2007, and in each case to the extent such expenses have been deducted to determine Net Income of the Company and its Subsidiaries.

“Lenders” shall have the meaning assigned to such term in the preamble to this Agreement, and shall include, where appropriate, the Swingline Lender; it being expressly understood and agreed that the Swingline Lender shall not be included with respect to any determination of Required Lenders.

“Letter of Credit” means any letter of credit issued pursuant to Section 2.6 by the Issuing Bank for the account of any Borrower, pursuant to the LC Commitment, whether now outstanding or issued after the date of this Agreement.

“Letter of Credit Agreement” means, collectively and individually, each standard form of Application and Agreement for Irrevocable Standby Letter of Credit, to be executed and delivered by the Borrowers to the Issuing Bank in connection with each Letter of Credit, as any of the same may be amended, modified or supplemented from time to time.

“LIBOR” means, with respect to any LIBOR Loan for any Interest Period, the rate per annum obtained by dividing (i) Fixed LIBOR for such Interest Period (rounded upwards to the next 1/100th of 1%) by (ii) a percentage equal to 1.00 minus the Eurodollar Reserve Percentage. For purposes hereof, the term “Fixed LIBOR” means, for any applicable Interest Period with respect to any LIBOR Loan, the rate per annum for deposits in Dollars for a period equal to such Interest Period appearing on the display designated as Page 3750 on the Dow Jones Markets Service (or such other page on that service or such other service designated by the British Banker’s Association for the display of such Association’s Interests Settlement Rates for Dollar deposits) as of 11:00 a.m. (London England time) on the day that is two Business Days prior to the first day of the Interest Period or if such Page 3750 is unavailable for any reason at such time, the rate which appears on the Reuters Screen ISDA Page as of such date and such time; provided, that if the Administrative Agent determines that the relevant foregoing sources are unavailable for the relevant Interest Period, LIBOR means the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the nearest 1/100th of 1%) of the rates per annum at which deposits in Dollars are offered to the Administrative Agent two (2) Business Days preceding the first day of such Interest Period by leading banks in the London interbank market as of 10:00 a.m. London, England time) for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount comparable to the amount of the LIBOR Loan of the Administrative Agent. “Eurodollar Reserve Percentage” means the aggregate of the maximum reserve percentages (including, without limitation, any emergency, supplemental, special or other marginal reserves) expressed as a decimal (rounded upwards to the next 1/100th of 1%) in effect on any day to which the Administrative Agent is subject with respect to LIBOR pursuant to regulations issued by the Board of Governors of the Federal Reserve System (or any Governmental Authority succeeding to any of its principal functions) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities” under Regulation D). LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in any reserve percentage. The Administrative Agent’s determination of Fixed LIBOR and the Eurodollar Reserve Percentage shall be conclusive and binding on the Company, its Subsidiaries and the Lenders absent manifest error.

“LIBOR Borrowing” and “LIBOR Loan” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to LIBOR (other than an Index Rate Loan or an Index Rate Borrowing).

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement, or preferential arrangement, escrow agreement (other than the escrow agreement established by the Company pursuant to the Stock Purchase Agreement), charge or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Capital Lease, any Synthetic Lease and the filling of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

“Loan Documents” means this Agreement, each Notice of Borrowing, each Revolving Note, each Term Note, the Deposit Account Assignment, each Assumption Agreement, each Intellectual Property Assignment, each Letter of Credit Agreement, each LC Document, each Hedging Agreement between any Borrower and the Administrative Agent or any Lender or the Issuing Bank or any Affiliate of the Administrative Agent or any Lender or the Issuing Bank, any Mortgage and any other document now or hereafter executed or delivered in connection with the Obligations, in evidence thereof or as security therefor, including, without limitation, any life insurance assignment, pledge agreement, security agreement, interest rate swap agreement or similar agreement, deed of trust, mortgage, guaranty, promissory note or subordination agreement.

“Loans” means all Revolving Loans, Swingline Loans and Term Loans in the aggregate or any of them, as the context may require, to be made by the Lenders to Borrowers pursuant to Section 2.1 of this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, results of operations, financial conditions, of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company and its Subsidiaries to perform its obligations under any Loan Document, (c) the rights of or benefits available to the Administrative Agent, the Issuing Bank and the Lenders under any Loan Document, or (d) the legality, validity or enforceability of any of the Loan Documents.

“Material Contract” means any contract or other arrangement (other than the Loan Documents) to which a Borrower or any Subsidiary is a party (a) requiring payments by any party thereto of more than 10% per annum of the annual consolidated gross revenues of the Company and its Subsidiaries, or (b) as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.

“Minimum Compliance Level” means the greater of $2,350,000 or 85% of Net Worth as of March 31, 2007, as reflected on the audited financial statement of the Company for the fiscal year then ended, and adjusted upward, (a) effective as of the end of each fiscal year of the Company, beginning on March 31, 2008, by an amount equal to the sum of (i) 50% of the consolidated Net Income of the Company and its Subsidiaries for fiscal year then ended, with each of the foregoing increases being fully cumulative, and with no reduction being made on account of any negative consolidated Net Income of the Company and its Subsidiaries for any period, plus (ii) the aggregate amount of all cash and other consideration received by the Company or any Subsidiary in respect of any Equity Issuance during such period.

“Moody’s” shall mean Moody’s Investors Service, Inc., and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “Moody’s” shall be deemed to refer to any other nationally recognized securities rating agency designated by the Company with the consent of the Administrative Agent.

“Mortgage” means a mortgage or deed of trust made by any Borrower in favor of, or for the benefit of the Administrative Agent for the ratable benefit of the Lenders, in form and substance acceptable to the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.

“Net Borrowing Availability” means, at any time, the amount by which Borrowing Availability exceeds the Borrowing Base Obligations.

“Net Cash Proceeds” means (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, professional advisors’ fees amounts required to be applied to the repayment of Debt secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Loan Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, professional advisors’ fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.

“Net Income” means, for any Person for any period, the consolidated gross revenues of such Person and its Subsidiaries for such period less all consolidated operating and non-operating expenses (including taxes) of such Person and its Subsidiaries for such period, all as determined in accordance with GAAP.

“Net Worth” means, for any Person as of any date, (i) the total assets of such Person and its Subsidiaries that would be reflected on such Person’s consolidated balance sheet as of such date prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of such Person’s Subsidiaries, minus the (ii) sum of (x) the total liabilities of such Persons and its Subsidiaries that would be reflected on such Person’s consolidated balance sheet as of such date prepared in accordance with GAAP and (y) the amount of any write-up in the book value of any assets resulting from a revaluation thereof or any write-up in excess of the cost of such assets acquired reflected on the consolidated balance sheet of such Person and its Subsidiaries as of such date prepared in accordance with GAAP.

“Non-Financed Capital Expenditures” means, for any Person, Capital Expenditures other than those financed within 30 days after incurrence with Debt (other than Revolving Loans or Swingline Loans) incurred by such Person, or pursuant to a sale and leaseback transaction.

“Notes” means, collectively, the Revolving Notes, the Swingline Note and the Term Notes.

“Notice of Borrowing” means a written notice (or telephonic notice promptly confirmed in writing) constituting a request for a Revolving Loan Borrowing, a Swingline Loan or the Term Loans, containing the specific requirements of Sections 2.3, 2.5 or 2.8, as the case may be.

“Notice of Conversion/Continuation” means the notice given by the Company to the Administrative Agent in respect of the conversion or continuation of an outstanding Borrowing as provided in Section 2.10(b) hereof.

“Obligations” means (a) the Loans, the LC Disbursements, the Revolving Notes, the Term Notes, the Letter of Credit Agreements, all indebtedness and obligations of a Borrower under this Agreement and the other Loan Documents and all other Debt and obligations of a Borrower to the Administrative Agent, the Issuing Bank or any Lender (including the Swingline Lender), now existing or hereafter arising, of every kind and description, direct or indirect, fixed or contingent, liquidated or unliquidated, due or to become due, secured or unsecured, joint, several or joint and several, as amended, modified, renewed, extended or increased from time to time, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrowers, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), (b) any overdrafts in any deposit account maintained by a Borrower with the Administrative Agent or any Lender (including the Swingline Lender), (c) any obligations arising under any Hedging Agreements between a Borrower and the Administrative Agent or any Affiliate of the Administrative Agent, (d) any obligations under any purchasing card or credit card account established for a Borrower by the Administrative Agent or any Affiliate of the Administrative Agent, (e) any obligations of a Borrower arising under any agreement between a Borrower and the Administrative Agent or any Affiliate of the Administrative Agent relating to foreign exchange transactions, (f) all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Administrative Agent and any Lender) incurred pursuant to this Agreement or any other Loan Document, and (g) all obligations and liabilities incurred in connection with collecting and enforcing the foregoing, together with all renewals, extensions, or modifications thereof.

“Off-Balance Sheet Liabilities” of any Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions which do not create a liability on the balance sheet of such Person, (iii) any liability of such Person under any Synthetic Lease transaction, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Option/SAR Payments” means the expense recorded in the fiscal quarter of the Company ending on March 31, 2007 on account of payments made by the Company to retire options and stock appreciation rights as required by the Stock Purchase Agreement, to the extent such expense has been deducted to determine Net Income of the Company and its Subsidiaries, but in no event greater than $23,000,000.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Payment Office” means the office of the Administrative Agent located at 303 Peachtree Street, N.E., 25 th Floor, Atlanta, Georgia 30308, or such other location as to which the Administrative Agent shall have given written notice to the Company and the other Lenders.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority, limited liability company or other entity of whatever nature.

“Primary Operating Account” means any deposit account or controlled disbursement account on which any Borrower draws to pay all or substantially all of its operating expenses.

“Prime Rate” means the rate of interest established and announced from time to time by the Administrative Agent and recorded in its Central Credit Administration Division as its Prime Rate, it being understood and agreed that the Prime Rate is used as a reference for fixing the lending rate on commercial loans and is not necessarily the lowest or most favorable rate of interest charged by the Administrative Agent on such loans. The Administrative Agent may make commercial loans or other loans at rates of interest at, above or below its Prime Rate. Each change in the Administrative Agent’s Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Officer” means the President, the Vice President of Finance, the Controller or the Assistant Controller of the Company or any Subsidiary.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Purchase Price Refund” means any amount in excess of $250,000 received by the Company or any Subsidiary as a result of a purchase price adjustment or similar event in connection with any acquisition or Disposition by the Company or any Subsidiary.

“Receivables” means all rights to payments for property sold or licensed or for services rendered, whether now owned or hereafter acquired by the Company or any Subsidiary.

“Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Company or any of its Subsidiaries in excess of $250,000 in the aggregate during any fiscal year of the Company.

“Reinvestment Deferred Amount” means with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company or any of its Subsidiaries in connection therewith that are not applied to prepay the Loans as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event” means any Asset Sale, Purchase Price Refund or Recovery Event in respect of which a Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice” means a written notice executed by a Principal Officer stating that no Event of Default has occurred and is continuing and that the Company (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale, Purchase Price Refund or Recovery Event to acquire equipment or other fixed assets useful in its business and of the same or similar type as the assets subject to such Asset Sale, Purchase Price Refund or Recovery Event.

“Reinvestment Prepayment Amount” means with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to acquire equipment or other fixed assets useful in the business of the Company (directly or indirectly through a Subsidiary) and of the same or similar type as the assets subject to such Reinvestment Event.

“Reinvestment Prepayment Date” means with respect to any Reinvestment Event, the earlier of (a) the date occurring six months after such Reinvestment Event and (b) the date on which a Borrower shall have determined not to, or shall have otherwise ceased to, acquire assets useful in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.

“Related Acquisition Documents” means the documents described or referred to in the Stock Purchase Agreement and related in any manner to the acquisition of the Capital Stock of the Company by the Holding Company in accordance with the terms of the Stock Purchase Agreement.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders holding more than 50% of the Aggregate Exposure of all Lenders.

“Restricted Payment” means (a) the declaration or payment of a dividend by the Company to its shareholders on any class of the Company’s Capital Stock, or any payment by any Borrower on account of, or setting apart assets of any Borrower for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of, any shares of Capital Stock of the Company now or hereafter outstanding, or (b) any payment by any Borrower on account of, or setting apart assets of any Borrower for a sinking fund or other analogous fund designated for, the purchase, redemption, retirement or other acquisition by any Borrower of, any options, warrants, or other rights to purchase Capital Stock of the Company, whether now or hereafter outstanding, or (c) the making of any other distribution by reduction of capital or otherwise in respect of any shares of the Capital Stock of the Company.

“Revolving Commitment” means, with respect to each Lender, the obligation of such Lender to make Revolving Loans to the Borrowers and to participate in Letters of Credit and Swingline Loans in an aggregate principal amount not exceeding the amount set forth with respect to such Lender on the signature pages to this Agreement, or in the case of a Person becoming a Lender after the Closing Date, the amount of the assigned “Revolving Commitment” as provided in an assignment and acceptance agreement, reasonably acceptable in form and substance to the Administrative Agent and the Borrowers, executed by such Person as an assignee.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans, such Lender’s LC Exposure and such Lender’s Swingline Exposure.

“Revolving Credit Lender” means each Lender that has a Revolving Commitment or is the holder of Revolving Credit Exposure.

“Revolving Credit Percentage” means as to any Revolving Credit Lender at any time, the percentage which such Lender’s Revolving Commitment then constitutes of the aggregate Revolving Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Revolving Credit Exposure then outstanding constitutes of the aggregate principal amount of the Revolving Credit Exposures of all Lenders then outstanding).

“Revolving Loan” means a loan made by a Lender (other than the Swingline Lender) to the Borrowers under its Revolving Commitment, which may either be a Base Rate Loan or a LIBOR Loan.

“Revolving Note” means a promissory note payable to the order of a requesting Revolving Credit Lender, in form and substance acceptable to the Administrative Agent and the requesting Revolving Credit Lender, in the principal amount of such Revolving Credit Lender’s Revolving Commitment, and evidencing the joint and several obligations of the Borrowers to repay the Revolving Loans made by such Revolving Credit Lender, together with interest thereon, and all extensions, renewals, modifications and amendments of such note, made in accordance with the terms hereof.

“S&P” means Standard & Poor’s, a division of McGraw-Hill, Inc., a corporation organized and existing under the laws of the State of New York, its successors and assigns, and, if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, “S&P” shall be deemed to refer to any other nationally recognized securities rating agency designated by the Company with the consent of the Administrative Agent.

“Seller” means Reliance Trust Company (the “Trustee”), solely in its capacity as trustee under the SFA, Inc. Employee Stock Ownership Trust Agreement (the “Trust Agreement”) forming part of the SFA, Inc. Employee Stock Ownership Plan.

“State” means the State of New York.

“Stock Purchase Agreement” means the Stock Purchase Agreement among the Seller, the Holding Company and the Company, dated February 9, 2007, and pursuant to which the Holding Company agrees to purchase the all of Capital Stock of the Company from the Seller.

“Stock Purchase Agreement Payments” means the payments required to be made by the Company pursuant to Section 2.2 of the Stock Purchase Agreement.

“Subsidiary” as to any Person, means a corporation, partnership, limited partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans in an aggregate principal amount at any time outstanding not to exceed $7,500,000, or such other amount as may be mutually agreed upon by the Borrowers and the Swingline Lender.

“Swingline Exposure” means, with respect to each Lender, the principal amount of the Swingline Loans with respect to which such Lender is legally obligated either to make a Base Rate Loan or to purchase a participation in accordance with Section 2.5, which shall equal such Lender’s Revolving Credit Percentage of all outstanding Swingline Loans.

“Swingline Lender” means SunTrust Bank, or any other Lender that may agree to make Swingline Loans hereunder.

“Swingline Loan” means a loan made to the Borrowers by the Swingline Lender under the Swingline Commitment.

“Swingline Note” means the promissory note of the Borrowers payable to the order of the Swingline Lender in the principal amount of the Swingline Commitment.

“Swingline Termination Date” means the earliest of (i) February 9, 2010, (ii) the date on which the Revolving Commitments are terminated pursuant to Section 2.21 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise) and any extension or extensions thereof granted by the Required Lenders.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered Debt for borrowed money for federal income tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any governmental authority.

“Term Loan” has the meaning assigned to such term in as defined in Section 2.7.

“Term Loan Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrowers hereunder in a principal amount not to exceed the amount set forth with respect to such Lender on the signature pages to this Agreement. The original aggregate amount of the Term Loan Commitments is $18,000,000.

“Term Loan Lender” means each Lender that has a Term Loan Commitment or is the holder of a Term Loan.

“Term Loan Maturity Date” means, with respect to the Term Loans, the earlier of (a) February 9, 2010, or (b) the date on which the principal amount of all outstanding Term Loans have been declared or automatically have become due and payable (whether by acceleration or otherwise).

“Term Loan Percentage” means as to any Term Loan Lender at any time, the percentage which such Lender’s Term Loan Commitment then constitutes of the aggregate Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Term Note” means a promissory note payable to the order of a requesting Term Loan Lender, in form and substance acceptable to the Administrative Agent and the requesting Term Loan Lender, in the principal amount of such Term Loan Lender’s Term Loan Commitment, and evidencing the joint and several obligations of the Borrowers to repay the Term Loan made by such Term Loan Lender, together with interest thereon, and all extensions, renewals, modifications and amendments of such note, made in accordance with the terms hereof.

“Test End Date” means the last day of each fiscal quarter of the Company.

“Type,” when used in reference to a Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to LIBOR, the Index Rate or the Base Rate.

“UCC” means the Uniform Commercial Code as adopted in the State, and all amendments thereto.

“Unused Facility Balance” means, at any time, the amount by which the Aggregate Revolving Commitment Amount exceeds the sum of outstanding Revolving Loans and Letters of Credit.

1.2 Classifications of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan,” or “Term Loan”) or by Type (e.g., a “LIBOR Loan,” “Index Rate Loan” or “Base Rate Loan”) or by Class and Type (e.g., “Revolving LIBOR Loan”). Borrowings also may be classified and referred to by Class (e.g., “Revolving Loan Borrowing”) or by Type (e.g., “LIBOR Borrowing”) or by Class and Type (e.g., “Revolving LIBOR Borrowing”).

1.3 Accounting Terms and Determination. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company delivered pursuant to Section 5.8(c); provided, that if the Company notifies the Administrative Agent that the Borrower wishes to amend any covenant in Section 7 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Section 7 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

1.4 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the word “to” means “to but excluding”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Administrative Agent’s principal office, unless otherwise indicated.

Section 2 Loans and Letters of Credit

2.1 Loans and Letters of Credit. Subject to the terms and conditions of this Agreement, (a) the Revolving Credit Lenders hereby establish in favor of the Borrowers a revolving credit facility pursuant to which the Revolving Credit Lenders severally agree (to the extent of each Revolving Credit Lender’s Revolving Credit Percentage up to such Revolving Credit Lender’s Revolving Commitment) to make Revolving Loans to the Borrowers in accordance with Section 2.2; (b) the Issuing Bank agrees to issue Letters of Credit for the account of the Borrowers in accordance with Section 2.6; (c) the Swingline Lender agrees to make Swingline Loans in accordance with Section 2.4; (d) each Revolving Credit Lender severally agrees to purchase a participation interest in the Letters of Credit and the Swingline Loans pursuant to the terms and conditions hereof; provided, that in no event shall the aggregate amount of Revolving Credit Exposure exceed at any time the Aggregate Revolving Commitments from time to time in effect; and (e) each Term Loan Lender severally agrees to make a Term Loan to the Borrowers in a principal amount not exceeding such Term Loan Lender’s Term Loan Commitment on the Closing Date.

2.2 Revolving Loans. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make Revolving Loans to the Borrowers, from time to time until the Commitment Termination Date in an aggregate principal amount at any one time outstanding that will not result in (a) such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Commitment, (b) the aggregate amount of the Revolving Credit Exposure outstanding exceeding the Aggregate Revolving Credit Commitments, or (c) the aggregate amount of the Borrowing Base Obligations outstanding exceeding the Borrowing Base.

2.3 Procedure for Revolving Loan Borrowings. The Company, on behalf of the Borrowers, shall give the Administrative Agent a Notice of Borrowing with respect to each Revolving Loan Borrowing (x) prior to 11:00 a.m. (Eastern time) one (l) Business Day prior to the requested date of each Base Rate Borrowing or Index Rate Borrowing and (y) prior to 11:00 a.m. (Eastern time) three (3) Business Days prior to the requested date of each LIBOR Borrowing. Each Notice of Borrowing under this Section shall be irrevocable and shall specify: (i) the aggregate principal amount of such Revolving Loan Borrowing, (ii) the date of such Revolving Loan Borrowing (which shall be a Business Day), (iii) the Type of the Revolving Loans comprising such Borrowing, (iv) in the case of a LIBOR Borrowing, the duration of the initial Interest Period applicable thereto (subject to the provisions of the definition of Interest Period), and (v) at the option of the Administrative Agent, shall be accompanied by a current Borrowing Base Certificate and a current Aging Report. Subject to the provisions of Section 2.10(e), each Revolving Loan Borrowing shall consist entirely of Base Rate Loans, Index Rate Loans or LIBOR Loans, as the Company may request, provided, that on the Closing Date all Revolving Loans shall be Index Rate Loans. Promptly following the receipt of a Notice of Borrowing in accordance with this Section, the Administrative Agent shall advise each Revolving Credit Lender of the details thereof and the amount of such Revolving Credit Lender’s Revolving Loan to be made as part of the requested Revolving Loan Borrowing. If required by the Administrative Agent, any request made by telephone shall include all of the information required by a current Borrowing Base Certificate and a current Aging Report. Each Borrower appoints the Company as its agent to request and receive the proceeds of the

Revolving Loans on behalf of all Borrowers. The Company agrees to distribute the proceeds of the Revolving Loans among the Borrowers when and as needed by the Borrowers for working capital. Revolving Loans may be requested by those individuals designated by the Company from time to time in written instruments delivered to the Administrative Agent; provided, however, that the Borrowers shall remain liable with respect to any Revolving Loan disbursed by any Lender in good faith hereunder, even if such Revolving Loan is requested by an individual who has not been so designated. The proceeds of each Revolving Loan will be credited to a deposit account maintained with the Administrative Agent by the Company. In addition to the foregoing, as long as SunTrust Bank is the only Revolving Credit Lender, it agrees to make Revolving Loans to the Company from time to time in accordance with the treasury and cash management services and products provided to the Company by SunTrust Bank.

2.4 Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers, from time to time from the Closing Date to the Swingline Termination Date, in an aggregate principal amount outstanding at any time not to exceed the lesser of (i) the Swingline Commitment then in effect and (ii) the difference between the Aggregate Revolving Commitments and the aggregate Revolving Credit Exposures of all Revolving Credit Lenders; provided, that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan; and further provided, that no Swingline Loan will be disbursed by the Swingline Lender if, after such disbursement the aggregate Borrowing Base Obligations outstanding would exceed the Borrowing Base then in effect. The Borrowers shall be entitled to borrow, repay and reborrow Swingline Loans in accordance with the terms and conditions of this Agreement.

2.5 Procedure for Swingline Borrowing.

(a) The Swingline Lender agrees to make Swingline Loans to the Company from time to time in accordance with the treasury and cash management services and products provided to the Company by the Swingline Lender (the “Cash Management Swingline Loans”). For other Swingline Loans, the Company, on behalf of the Borrowers, shall give the Administrative Agent a Notice of Borrowing with respect to each Swingline Loan prior to 10:00 a.m. (Eastern time) on the requested date of each Swingline Borrowing. Each Notice of Borrowing under this Section shall be irrevocable and shall specify: (i) the principal amount of such Swingline Loan, (ii) the date of such Swingline Loan (which shall be a Business Day), (iii) the Type of such Swingline Loan and (iv) the account of the Company to which the proceeds of such Swingline Loan should be credited. The Administrative Agent will promptly advise the Swingline Lender of each such request and the details thereof. Each Cash Management Swingline Loan shall be made initially as an Index Rate Loan, and each other Swingline Loan shall be made as a Base Rate Loan or an Index Rate Loan. The Swingline Lender will make the proceeds of each Swingline Loan available to the Borrowers in Dollars in immediately available funds at the account specified by the Company in the applicable request not later than 1:00 p.m. (Eastern time) on the requested date of such Swingline Loan. The Administrative Agent will notify the Lenders on a quarterly basis if any Swingline Loans occurred during such quarter.

(b) The Swingline Lender, at any time and from time to time in its sole discretion, may, on behalf of the Borrowers (which hereby irrevocably authorizes and directs the Swingline Lender to act on its behalf), give a Notice of Borrowing with respect to Revolving Loans to the Administrative Agent and the Company requesting the Revolving Credit Lenders (including the Swingline Lender) to make Base Rate Loans in an amount equal to the unpaid principal amount of any Swingline Loan. Each Revolving Credit Lender will make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Swingline Lender in accordance with Section 2.9, which will be used solely for the repayment of such Swingline Loan.

(c) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then such Swingline Loan shall automatically be converted to a Base Rate Loan, upon notice from the Swingline Lender to the Administrative Agent and the Company, and each Revolving Credit Lender (other than the Swingline Lender) shall purchase an undivided participating interest in such Swingline Loan in an amount equal to its Revolving Credit Percentage thereof on the date that such Base Rate Borrowing should have occurred. On the date of such required purchase, each Revolving Credit Lender shall promptly transfer, in immediately available funds, the amount of its participating interest to the Administrative Agent for the account of the Swingline Lender.

(d) Each Revolving Credit Lender’s obligation to make a Base Rate Loan pursuant to Section 2.5(b) or to purchase the participating interests pursuant to Section 2.5(c) shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or any other Person may have or claim against the Swingline Lender, any Borrower or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of any Revolving Credit Lender’s Revolving Commitment, (iii) the existence (or alleged existence) of any event or condition which has had or could reasonably be expected to have a Material Adverse Effect, (iv) any breach of this Agreement or any other Loan Document by any Borrower, the Administrative Agent or any Revolving Credit Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If such amount is not in fact made available to the Swingline Lender by any Revolving Credit Lender, the Swingline Lender shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with accrued interest thereon for each day from the date of demand thereof at the Federal Funds Rate. Until such time as such Revolving Credit Lender makes its required payment, the Swingline Lender shall be deemed to continue to have outstanding Swingline Loans in the amount of the unpaid participation for all purposes of the Loan Documents. In addition, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans and any other amounts due to it hereunder, to the Swingline Lender to fund the amount of such Revolving Credit Lender’s participation interest in such Swingline Loans that such Revolving Credit Lender failed to fund pursuant to this Section, until such amount has been purchased in full.

2.6 Letters of Credit.

(a) Until the Commitment Termination Date, the Issuing Bank, in reliance upon the agreements of the other Revolving Credit Lenders pursuant to Section 2.6(d), agrees to issue, at the request of the Company, Letters of Credit for the account of the Borrowers on the terms and conditions hereinafter set forth; provided, that (i) each Letter of Credit shall expire on the earlier of (A) the date one year after the date of issuance of such Letter of Credit (or in the case of any renewal or extension thereof, one year after such renewal or extension) and (B) the date that is five (5) Business Days prior to the Commitment Termination Date (except pursuant to a clause whereby the Issuing Bank is entitled to terminate the Letter of Credit on an annual basis by giving prior written notice to the beneficiary thereof in accordance with the written terms of such Letter of Credit): (ii) each Letter of Credit shall be in a stated amount of at least $50,000; and (iii) the Borrowers may not request any Letter of Credit, if, after giving effect to such issuance (A) the aggregate LC Exposure would exceed the LC Commitment, (B) the aggregate LC Exposure, plus the aggregate outstanding Revolving Loans of all Revolving Credit Lenders would exceed the Aggregate Revolving Commitments then in effect, or (c) the outstanding Borrowing Base Obligations would exceed the Borrowing Base. Upon the issuance of each Letter of Credit each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank without recourse a participation in such Letter of Credit equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each issuance of a Letter of Credit shall be deemed to utilize the Revolving Commitment of each Revolving Credit Lender by an amount equal to the amount of such participation.

(b) To request the issuance of a Letter of Credit (or any amendment, renewal or extension of an outstanding Letter of Credit), the Company shall give the Issuing Bank and the Administrative Agent irrevocable written notice at least three (3) Business Days prior to the requested date of such issuance specifying the date (which shall be a Business Day) such Letter of Credit is to be issued (or amended, extended or renewed, as the case may be), the expiration date of such Letter of Credit, the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition to the satisfaction of the conditions precedent to the effectiveness of this Agreement, the issuance of such Letter of Credit (or any amendment which increases the amount of such Letter of Credit) will be subject to the further conditions that such Letter of Credit shall be in such form and contain such terms as the Issuing Bank shall approve and that the Borrowers shall have executed and delivered any Letter of Credit Agreement relating to such Letter of Credit as the Issuing Bank shall reasonably require; provided, that in the event of any conflict between such Letter of Credit Agreement and this Agreement, the terms of this Agreement shall control.

(c) At least two Business Days prior to the issuance of any Letter of Credit, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received such notice and if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received notice from the Administrative Agent on or before the Business Day immediately preceding the date the Issuing Bank is to issue the requested Letter of Credit (1) directing the Issuing Bank not to issue the Letter of Credit because such issuance is not then permitted hereunder because of the limitations set forth in Section 2.6(a) or (2) that one or more of the conditions precedent set forth in Section 8 of this Agreement are not then satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue such Letter of Credit in accordance with the Issuing Bank’s usual and customary business practices.

(d) The Issuing Bank shall examine all documents purporting to represent a demand for payment under a Letter of Credit promptly following its receipt thereof. The Issuing Bank shall notify the Company and the Administrative Agent of such demand for payment and whether the Issuing Bank has made or will make a LC Disbursement hereunder; provided, that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligations to reimburse the Issuing Bank and the Revolving Credit Lenders with respect to such LC Disbursement. The Borrowers shall be irrevocably and unconditionally obligated to reimburse the Issuing Bank for any LC Disbursements paid by the Issuing Bank in respect of such drawing upon the Issuing Bank’s written demand therefor, but otherwise without presentment, demand, or other formalities of any kind. Unless the Company shall have notified the Issuing Bank and the Administrative Agent prior to 11:00 a.m. (Eastern time) on the Business Day immediately prior to the date on which drawing is honored that the Borrowers intend to reimburse the Issuing Bank for the amount of such drawing in funds other than from the proceeds of Revolving Loans, the Borrowers shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting the Revolving Credit Lenders to make a Base Rate Borrowing on the date on which such drawing is honored in an exact amount due to the Issuing Bank. The Administrative Agent shall notify the Revolving Credit Lenders of such Borrowing in accordance with Section 2.3, and each Revolving Credit Lender shall make the proceeds of its Base Rate Loan included in such Borrowing available to the Administrative Agent for the account of the Issuing Bank in accordance with Section 2.9. The proceeds of such Borrowing shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for such LC Disbursement.

(e) If for any reason a Base Rate Borrowing may not be (as determined in the sole discretion of the Administrative Agent), or is not, made in accordance with the foregoing provisions, then each Revolving Credit Lender (other than the Issuing Bank) shall be obligated to fund the participation that such Revolving Credit Lender purchased pursuant to subsection (a) in an amount equal to its Revolving Credit Percentage of such LC Disbursement on and as of the date which such Base Rate Borrowing should have occurred. Each Revolving Credit Lender’s obligation to fund its participation shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or any other Person may have against the Issuing Bank or any other Person for any reason whatsoever, (ii) the existence of a Default or an Event of Default or the termination of the Aggregate Revolving Commitments, (iii) any adverse change in the condition (financial or otherwise) of the Borrowers or any of their Subsidiaries, (iv) any breach of this Agreement by any Borrower or any other Revolving Credit Lender, (v) any amendment, renewal or extension of any Letter of Credit or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. On the date that such participation is required to be funded, each Revolving Credit Lender shall promptly transfer, in immediately available funds, the amount of its participation to the

Administrative Agent for the account of the Issuing Bank. Whenever, at any time after the Issuing Bank has received from any such Revolving Credit Lender the funds for its participation in a LC Disbursement, the Issuing Bank (or the Administrative Agent on its behalf) receives any payment on account thereof, the Administrative Agent or the Issuing Bank, as the case may be, will distribute to such Revolving Credit Lender its Revolving Credit Percentage of such payment: provided, that if such payment is required to be returned for any reason to a Borrower or to a trustee, receiver, liquidator, custodian or similar official in any bankruptcy proceeding, such Revolving Credit Lender will return to the Administrative Agent or the Issuing Bank any portion thereof previously distributed by the Administrative Agent or the Issuing Bank to it.

(f) To the extent that any Revolving Credit Lender shall fail to pay any amount required to be paid pursuant to paragraph (d) of this Section 2.6 on the due date therefor, such Revolving Credit Lender shall pay interest to the Issuing Bank (through the Administrative Agent) on such amount from such due date to the date such payment is made at a rate per annum equal to the Federal Funds Rate: provided, that if such Revolving Credit Lender shall fail to make such payment to the Issuing Bank within three (3) Business Days of such due date, then, retroactively to the due date, such Revolving Credit Lender shall be obligated to pay interest on such amount at the rate for Default Interest.

(g) If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the ratable benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon: provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or notice of any kind, upon the occurrence of any Event of Default with respect to the Borrowers described in Sections 9.1 (h) or 9.1 (i). Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest and profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it had not been reimbursed and to the extent so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated, with the consent of the Required Lenders, be applied to satisfy other obligations of the Borrowers under this Agreement. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not so applied as aforesaid) shall be returned to the Borrowers with three Business Days after all Events of Default have been cured or waived.

(h) Promptly following the end of each fiscal quarter, the Issuing Bank shall deliver (through the Administrative Agent) to each Lender and the Company a report describing the aggregate Letters of Credit outstanding at the end of such fiscal quarter. Upon the request of any Lender from time to time, the Issuing Bank shall deliver to such Lender any other information reasonably requested by such Lender with respect to each Letter of Credit then outstanding.

(i) The Borrowers’ obligations to reimburse LC Disbursements hereunder shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under all circumstances whatsoever and irrespective of any of the following circumstances:

(1) Any lack of validity or enforceability of any Letter of Credit or this Agreement;

(2) The existence of any claim, set-off, defense or other right which a Borrower or any Subsidiary or Affiliate of a Borrower may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such beneficiary or transferee may be acting), any Lender (including the Issuing Bank) or any other Person, whether in connection with this Agreement or the Letter of Credit or any document related hereto or thereto or any unrelated transaction;

(3) Any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(4) Payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document to the Issuing Bank that does not strictly comply with the terms of such Letter of Credit;

(5) Any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder; or

(6) The existence of a Default or an Event of Default.

(j) Neither the Administrative Agent, the Issuing Bank, the Lenders nor any Affiliate of any of the foregoing shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to above), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided, that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree, that in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(k) (Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by the Issuing Bank, its correspondents, and the beneficiaries thereof will be governed by the rules of the “International Standby Practices 1998” (ISP98) (or such later revision as may be published by the Institute of International Banking Law & Practice on any date any Letter of Credit may be issued), and, to the extent not inconsistent therewith, the governing law of this Agreement set forth in Section 11.5.

2.7 Term Loan Commitments. Subject to the terms and conditions set forth herein, each Term Loan Lender severally agrees to make a term loan (each, a “Term Loan”) to the Borrowers on the Closing Date in a principal amount not to exceed the Term Loan Commitment of such Term Loan Lender; provided, that if for any reason the full amount of such Term Loan Lender’s Term Loan Commitment is not fully drawn on the Closing Date, the undrawn portion thereof shall automatically be cancelled. The execution and delivery of this Agreement by the Borrowers and the satisfaction of all conditions precedent to the effectiveness of this Agreement shall be deemed to constitute the request of the Company and the other Borrowers to borrow the Term Loans on the Closing Date.

2.8 Reserved.

2.9 Funding of Borrowings.

(a) Each Lender will make available each Loan to be made by it hereunder on the proposed date thereof by wire transfer in immediately available funds by 11:00 a.m. (Eastern time) to the Administrative Agent at the Payment Office; provided that the Swingline Loans will be made as set forth in Section 2.5. The Administrative Agent will make such Loans available to the Borrowers by promptly crediting the amounts that it receives, in like funds by the close of business on such proposed date, to an account maintained by the Company with the Administrative Agent or at the Company’s option, by effecting a wire transfer of such amounts to an account designated by the Company to the Administrative Agent.

(b) Unless the Administrative Agent shall have been notified by any Lender prior to 5:00 p.m. (Eastern time) one (1) Business Day prior to the date of a Borrowing in which such Lender is participating that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date, and the Administrative Agent, in reliance on such assumption, may make available to the Borrowers on such date a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender on the date of such Borrowing, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest at the Federal Funds Rate for up to two (2) days and thereafter at the rate specified for such Borrowing. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Company, and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent together with interest at the rate specified for such Borrowing. Nothing in this subsection shall be deemed to relieve any Lender from its obligation to fund its pro rata share of any Borrowing hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(c) No Lender shall be responsible for any default by any other Lender in its obligations hereunder, and each Lender shall be obligated to make its Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.10 Interest Elections.

(a) On the Closing Date, each Borrowing shall be an Index Rate Loan. After the Closing Date, each Borrowing initially shall be of the Type specified in the applicable Notice of Borrowing, and in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Notice of Borrowing. Thereafter, the Borrowers may elect to convert such Borrowing into a different Type or to continue such Borrowing and in the case of a LIBOR Borrowing may elect Interest Periods therefor, all as provided in this Section. The Borrowers may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding the foregoing, at no time shall the total number of LIBOR Borrowings outstanding exceed four (4) and the aggregate principal amount of each LIBOR Borrowing shall be not less than $1,000,000 or a larger multiple of $500,000, and the aggregate principal amount of each Base Rate Borrowing and each Index Rate Borrowing shall not be less than $500,000 or a larger multiple of $100,000; provided, that Base Rate Loans and Index Rate Loans made pursuant to Section 2.5 or Section 2.6(d) may be made in lesser amounts as provided therein. If a Notice of Borrowing does not specify a Type, the Borrowers shall be deemed to have requested an Index Rate Borrowing with respect to Swingline Loans, and a Base Rate Borrowing with respect to any other Loans.

(b) To make an election pursuant to this Section, the Company shall give the Administrative Agent prior written notice (or telephonic notice promptly confirmed in writing)

of each Borrowing (a “Notice of Conversion/Continuation”) that is to be converted or continued, as the case may be, (x) prior to 10:00 a.m. (Eastern time) one (1) Business Day prior to the requested date of a conversion into a Base Rate Borrowing and (y) prior to 11:00 a.m. (Eastern time) three (3) Business Days prior to a continuation of or conversion into a LIBOR Borrowing. Each such Notice of Conversion/Continuation shall be irrevocable and shall specify (i) the Borrowing to which such Notice of Continuation/Conversion applies and if different options are being elected with respect to different portions thereof, the portions thereof that are to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) shall be specified for each resulting Borrowing): (ii) the effective date of the election made pursuant to such Notice of Continuation/Conversion, which shall be a Business Day, (iii) whether the resulting Borrowing is to be a Base Rate Borrowing, an Index Rate Borrowing or a LIBOR Borrowing; and (iv) if the resulting Borrowing is to be a LIBOR Borrowing, the Interest Period applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period.” If any such Notice of Continuation/Conversion requests a LIBOR Borrowing but does not specify an Interest Period, the Borrowers shall be deemed to have selected an Interest Period of one month.

(c) If, on the expiration of any Interest Period in respect of any LIBOR Borrowing, the Company shall have failed to deliver a Notice of Conversion/Continuation when required by Section 2.10(b), then, unless such Borrowing is repaid as provided herein, the Borrowers shall be deemed to have elected to convert such Borrowing to a Base Rate Borrowing. No Borrowing may be converted into, or continued as, a LIBOR Borrowing if a Default or an Event of Default exists, unless the Administrative Agent and the Required Lenders shall have otherwise consented in writing.

(d) Upon receipt of any Notice of Conversion/Continuation, the Administrative Agent shall promptly notify each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) Notwithstanding the foregoing provisions or any other provision of this Agreement if there is more than one Lender, the Borrowers shall not have the right to obtain Index Rate Loans, and, unless all of the Lenders otherwise agree in writing, each Loan, other than Swingline Loans, shall be a Base Rate Loan or a LIBOR Loan.

2.11 Repayment of Loans.

(a) The outstanding principal amount of all Revolving Loans shall be due and payable (together with accrued and unpaid interest thereon) on the Commitment Termination Date.

(b) The principal amount of each Swingline Borrowing shall be due and payable on the Swingline Termination Date.

(c) The Borrowers unconditionally promise to pay to the Administrative Agent for the account of each Term Loan Lender the then unpaid principal amount of the Term Loans of such Term Loan Lender in equal consecutive quarterly installments of $900,000, each due on the first day of each January, April, July and October, beginning July 1, 2007. To the extent not previously paid, the aggregate unpaid principal balance of the Term Loans, together with all accrued and unpaid interest thereon, shall be due and payable on the Term Loan Maturity Date.

2.12 Interest on Loans.

(a) The Borrowers shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount shall be paid in full, at the following rates per annum:

(1) During such periods as such Loan is an Index Rate Loan, at a rate per annum equal to the Index Rate plus the Applicable Margin in effect from time to time. The interest rate on Index Rate Loans shall be established based on the Index Rate in effect on the first Index Rate Determination Date, and shall be adjusted on each Index Rate Determination Date thereafter to reflect the Index Rate then in effect.

(2) During such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to the Base Rate in effect from time to time. The rate at which interest accrues on the unpaid principal balance of the Base Rate Loans shall be changed effective as of the date of any change in the Base Rate.

(3) During such periods as such Loan is a LIBOR Loan, at a rate per annum equal to the LIBOR for the applicable Interest Period plus the Applicable Margin in effect from time to time. The applicable LIBOR shall remain in effect until the end of the applicable Interest Period.

(b) While an Event of Default exists or after acceleration, the Borrowers shall pay interest (“Default Interest”) with respect to all LIBOR Loans at the rate otherwise applicable for the then-current Interest Period plus an additional 2% per annum until the last day of such Interest Period, and thereafter, and with respect to all all other Obligations hereunder, at the rate then in effect for Base Rate Loans, plus an additional 2% per annum.

(c) Interest on the principal amount of all Loans shall accrue from and including the date such Loans are made to but excluding the date of any repayment thereof. Interest on all outstanding Base Rate Loans and Index Rate Loans shall be payable monthly in arrears on the first day of each calendar month and on the Commitment Termination Date, the Swingline Termination Date or the Term Loan Maturity Date, as the case may be Interest on all outstanding LIBOR Loans shall be payable on the last day of each Interest Period applicable thereto, and, in the case of any LIBOR Loans having an Interest Period in excess of three months, on each day which occurs every three months, after the initial date of such Interest Period, and on the Commitment Termination Date or the Term Loan Maturity Date, as the case may be Interest on any Loan which is converted into a Loan of another Type or which is repaid or prepaid shall be payable on the date of such conversion or on the date of any such repayment or prepayment (on the amount repaid or prepaid) thereof. All Default Interest shall be payable on demand.

(d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder and shall promptly notify the Company and the Lenders of such rate in writing (or by telephone, promptly confirmed in writing). Any such determination shall be conclusive and binding for all purposes, absent manifest error.

2.13 Fees.

(a) The Borrowers shall pay to the Administrative Agent and the Arranger, for their own respective accounts, fees in the amounts and at the times as may be agreed upon in writing by the Borrowers and the Administrative Agent and the Arranger from time to time.

(b) In consideration of the Term Loan Lenders’ commitment to make the Term Loans, the Borrowers shall pay to the Administrative Agent on the Closing Date a non-refundable origination fee of 0.375% of the aggregate amount of the Term Loan Commitments for the pro rata benefit of each Term Loan Lender.

(c) The Borrowers agree to pay to the Administrative Agent for its own account the Administrative Fee on the Closing Date and each anniversary thereof.

(d) In consideration of the expenses incurred by the Lenders in connection with administering the Loans and monitoring the Borrowing Base, the Borrowers agree to pay to the Administrative Agent for the account of each Revolving Credit Lender a fee on the Unused Facility Balance outstanding from time to time calculated at a rate of the Applicable Unused Fee Percentage per annum, which fee shall accrue on a daily basis, beginning on the date of this Agreement, and shall be payable in arrears, on the first day of each January, April, July and October, beginning on April 1, 2007, and on the Commitment Termination Date.

(e) The Borrowers agree to pay (i) to the Administrative Agent, for the account of each Revolving Credit Lender, a letter of credit fee with respect to its participation in each Letter of Credit, which shall accrue at the Applicable Margin then applicable to Revolving LIBOR Loans, on the average daily amount of such Revolving Credit Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Commitment Termination Date) and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to such Letter of Credit during the period from and including the date of issuance of such Letter of Credit to but excluding the date on which such Letter of Credit expires or is drawn in full (including without limitation any LC Exposure that remains outstanding after the Commitment Termination Date), as well as the Issuing Bank’s standard fees with respect to issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued letter of credit and fronting fees shall be payable quarterly in arrears on the first day of each January, April, July and October, commencing on the first such date next succeeding the Closing Date, and on the Commitment Termination Date (and if later, the date the LC Exposure shall be repaid in its entirety).

2.14 Computation of Interest and Fees. All computations of interest and fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable (to the extent computed on the basis of days elapsed). Each determination by the Administrative Agent of an interest amount or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

2.15 Evidence of Indebtedness.

(a) Each Lender shall maintain in accordance with its usual practice appropriate records evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain appropriate records in which shall be recorded (i) the Revolving Commitment and the Term Loan Commitment of each Lender, (ii) the amount of each Loan made hereunder by each Lender, the Class and Type thereof and the Interest Period applicable thereto, (iii) the date of each continuation thereof pursuant to Section 2.10, (iv) the date of each conversion of all or a portion thereof to another Type pursuant to Section 2.10, (v) the date and amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder in respect of such Loans and (vi) both the date and amount of any sum received by the Administrative Agent hereunder from the Borrowers in respect: of the Loans and each Lender’s pro rata share thereof. The entries made in such records shall be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, that the failure or delay of any Lender or the Administrative Agent in maintaining or making entries into any such record or any error therein shall not in any manner affect the obligations of the Borrowers to repay the Loans (both principal and unpaid accrued interest) of such Lender in accordance with the terms of this Agreement.

(b) At the request of any Lender (including the Swingline Lender) at any time, each Borrower agrees that it shall execute and deliver to such Lender a Revolving Note, and/or a Term Note and, in the case of the Swingline Lender only, a Swingline Note, payable to the order of such Lender, in the applicable amount of such Lender’s Commitment.

2.16 Inability to Determine Interest Rates. If prior to the commencement of any Interest Period for any LIBOR Borrowing or on the Index Rate Determination Date for any Index Rate Borrowing.

(1) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers) that, by reason of circumstances affecting the relevant interbank market, adequate means do not exist for ascertaining LIBOR for such Interest Period or the Index Rate on such Index Rate Determination Date, or

(2) the Administrative Agent shall have received notice from any Lender that the applicable LIBOR or the Index Rate, as applicable, does not adequately and fairly reflect the cost to such Lender of making, funding or maintaining its, as the LIBOR Loans for such Interest Period or its Index Rate Loans, as applicable.

the Administrative Agent shall give written notice (or telephonic notice, promptly confirmed in writing) to the Company and to the Lenders as soon as practicable thereafter. In the case of LIBOR Loans, until the Administrative Agent shall notify the Company and the Lenders that the circumstances giving rise to such notice no longer exist (which it shall promptly do), (i) the obligations of the Lenders to make LIBOR Loans or Index Rate Loans or to continue or convert outstanding Loans as or into LIBOR Loans or Index Rate Loans shall be suspended and (ii) all such affected LIBOR Rate Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto, and all Index Rate Loans shall automatically be converted to Base Rate Loans, unless, in either case, the Borrowers prepay such Loans in accordance with this Agreement. Unless the Company notifies the Administrative Agent at least one Business Day before the date of any LIBOR Revolving Loan Borrowing for which a Notice of Borrowing as to such Revolving Loan Borrowing has previously been given that the Borrowers elect not to borrow on such date, then such Revolving Loan Borrowing shall be made as a Base Rate Borrowing.

2.17 Illegality. If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund any LIBOR Loan or Index Rate Loan and such Lender shall so notify the Administrative Agent, the Administrative Agent shall promptly give notice thereof to the Company and the other Lenders, whereupon until such Lender notifies the Administrative Agent and the Company that the circumstances giving rise to such suspension no longer exist (which it shall promptly do), the obligation of such Lender to make LIBOR Loans and Index Rate Loans, or to continue or convert outstanding Loans as or into LIBOR Loans or Index Rate Loans, shall be suspended. In the case of the making of a LIBOR Revolving Loan Borrowing or Index Rate Revolving Loan Borrowing, such Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Loan Borrowing and if the affected LIBOR Loan or Index Rate Loan is then outstanding, such Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such LIBOR Loan if such Lender may lawfully continue to maintain such Loan to such date or (ii) immediately if such Lender shall determine that it may not lawfully continue to maintain such LIBOR Loan to such date, and immediately in the case of an Index Rate Loan. Notwithstanding the foregoing, the affected Lender shall, prior to giving such notice to the Administrative Agent, designate a different Applicable Lending Office if such designation would avoid the need for giving such notice and if such designation would not otherwise be disadvantageous to such Lender in the good faith exercise of its discretion.

2.18 Increased Costs.

(a) Except with respect to Taxes, which are addressed in Section 2.20, if any Change in Law shall:

(1) impose, modify or deem applicable any reserve, special deposit or similar requirement that is not otherwise included in the determination of LIBOR or the Index Rate hereunder against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Index Rate or LIBOR) or the Issuing Bank: or

(2) impose on any Lender or on the Issuing Bank or the eurodollar interbank market any other condition affecting this Agreement or any Index Rate Loans or LIBOR Loans made by such Lender or any Letter of Credit or any participation therein;

and the result of the foregoing is to increase the cost to such Lender of making, converting into, continuing or maintaining an Index Rate Loan or a LIBOR Loan or to increase the cost to such Lender or the Issuing Bank of participating in or issuing any Letter of Credit or to reduce the amount received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount), then the Borrowers shall promptly pay, upon written notice from and demand by such Lender on the Company (with a copy of such notice and demand to the Administrative Agent), to the Administrative Agent for the account of such Lender, within ten (10) Business Days after the date of such notice and demand, the additional amount or amounts sufficient to compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank shall have determined that on or after the date of this Agreement any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital (or on the capital of such Lender’s or the Issuing Bank’s parent company) as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies or the policies of such Lender’s or the Issuing Bank’s parent company with respect to capital adequacy) then, from time to time, within ten (10) Business Days after receipt by the Company of written demand by such Lender (with a copy thereof to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s parent company, as the case may be, specified in paragraph (a) or (b) of this Section, and the calculation thereof, shall be delivered to the Company (with a copy to the Administrative Agent) and shall be conclusive, absent manifest error. The Borrowers shall pay any such Lender or the Issuing Bank, as the case may be, such amount or amounts within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.

2.19 Funding Indemnity. In the event of (a) the payment of any principal of a LIBOR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a LIBOR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrowers to borrow, prepay, convert or continue any LIBOR Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked), then, in any such event, the Borrowers shall compensate each Lender, within ten (10) Business Days after written demand from such Lender, for any loss, cost or expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense shall be deemed to include an amount determined by such Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such LIBOR Loan if such event had not occurred at LIBOR applicable to such LIBOR Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such LIBOR Loan) over (B) the amount of interest that would accrue on the principal amount of such LIBOR Loan for the same period if LIBOR were set on the date such LIBOR Loan was prepaid or converted or the date on which the Borrowers failed to borrow, convert or continue such LIBOR Loan. A certificate as to any additional amount payable under this Section submitted to a Borrower by any Lender (with a copy to the Administrative Agent) shall be conclusive, absent manifest error.

2.20 Taxes.

(a) Except as otherwise required by applicable Law, any and all payments by or on account of any obligation of the Borrowers hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes: provided, that if the Borrowers shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable: shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, any Lender or the Issuing Bank (as the case may be) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions and (iii) the Borrowers shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law.

(b) In addition, the Borrowers shall pay any Other Taxes to the relevant governmental authority in accordance with applicable law.

(c) The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within thirty (30) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant governmental authority. Notwithstanding the foregoing, the Borrowers shall not be obligated to make payment to any of the Administrative Agent, Lender or Issuing Bank with respect to penalties, interest and expenses if (i) such amounts arose as a result of such party’s failure to timely pay such Indemnified Taxes or Other Taxes, (ii) written demand therefore was not made within 60 days from the date on which such party received a written notice of the imposition of Indemnified Taxes or Other Taxes, (iii) such amounts arose or accrued after the Borrowers’ satisfaction of their indemnification obligations under this Section 2.20(c), or (iv) such amounts are attributable to such party’s gross negligence or willful misconduct. A certificate prepared in good faith as to the amount of such payment or liability delivered to the Borrowers by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a governmental authority, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that becomes a party to this Agreement and that is entitled to an exemption from or reduction of withholding tax under the Code or any treaty to which the United States is a party with respect to payments under this Agreement shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed in this Section 2.20(e) or as otherwise prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrowers as will permit such payments to be made without withholding or at a reduced rate. Without limiting the generality of the foregoing, each Foreign Lender agrees that it will deliver to the Administrative Agent and the Borrowers (or in the case of a Participant, to the Lender from which the related participation shall have been purchased), as appropriate, two (2) duly completed copies of (i) Internal Revenue Service Form W-8 ECI, or any successor form thereto, certifying that the payments received from the Borrowers hereunder are effectively connected with such Foreign Lender’s conduct of a trade or business in the United States; or (ii) Internal Revenue Service Form W-8 BEN, or any successor form thereto, certifying that such Foreign Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest; or (iii) Internal Revenue Service Form W-8 BEN, or any successor form prescribed by the Internal Revenue Service, together with a certificate (A) establishing that the payment to the Foreign Lender qualifies as “portfolio interest” exempt from U.S. withholding tax under Code section 871(h) or 881(c), and (B) stating that (1) the Foreign Lender is not a bank for purposes of Code section 881(c)(3)(A); (2) the Foreign Lender is not a 10% shareholder of a Borrower within the meaning of Code section 871(h)(3) or 881(c)(3)(B); and (3) the Foreign Lender is not a controlled foreign corporation that is related to a Borrower within the meaning of Code section 881(c)(3)(C); or (iv) such other Internal Revenue Service forms as may be applicable to the Foreign Lender, including

Forms W-8 IMY or W-8 EXP. Each such Foreign Lender shall deliver to the Borrowers and the Administrative Agent such forms on or before the Closing Date or the date that it otherwise becomes a party to this Agreement (or in the case of a Participant, on or before the date such Participant purchases the related participation). In addition, each such Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Foreign Lender. Each such Foreign Lender shall promptly notify the Borrowers and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered certificate to the Borrowers (or any other form of certification adopted by the Internal Revenue Service for such purpose).

(f) On or prior to the date any Lender or Issuing Bank becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation), each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (a “US Lender”) shall deliver to the Borrowers and the Administrative Agent two accurate and complete copies of Internal Revenue Service Form W-9, or any subsequent versions or successors to such form. In addition, each such US Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such US Lender. Each such US Lender shall promptly notify the Borrowers and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered Forms to the Borrowers (or any other form of certification developed by the Internal Revenue Service for such purpose).

(g) If the Administrative Agent, any Lender or Issuing Bank determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.20, it shall reasonably promptly pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent, such Lender or Issuing Bank and without interest (other than any interest paid by the relevant governmental authority with: respect to such refund): provided that each Borrower, upon the request of the Administrative Agent, such Lender or Issuing Bank agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Administrative Agent, such Lender or Issuing Bank in the event the Administrative Agent, such Lender or Issuing Bank is required to repay such refund to such governmental authority; provided further that the Borrower shall not be required to repay the Administrative Agent, Lender or Issuing Bank an amount in excess of the amount paid over by such party to such Borrower pursuant to this Section 2.20(g). This Section 2.20 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

2.21 Optional Reduction and Termination of Commitments.

(a) Unless previously terminated, all Revolving Commitments shall terminate on the Commitment Termination Date, except that the Swingline Commitment shall terminate on the Swingline Termination Date. The Term Loan Commitments shall terminate on the Closing Date upon the making of the Term Loans pursuant to the terms of this Agreement.

(b) Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) from the Company to the Administrative Agent (which notice shall be irrevocable), the Borrowers may reduce the Aggregate Revolving Commitments in part or terminate the Aggregate Revolving Commitments in whole; subject to the payment of the premium, if any, described in Section 2.24, provided, that (i) any partial reduction shall apply to reduce proportionately and permanently the Revolving Commitment of each Revolving Credit Lender, (ii) any partial reduction pursuant to this Section 2.21 shall be in an amount of at least $500,000 and any larger multiple of $100.000, and (iii) no such reduction shall be permitted which would reduce the Aggregate Revolving Commitments, to an amount less than the outstanding Revolving Credit Exposures of all Revolving Credit Lenders, after the application of any payments of the Revolving Loans on such date. Any such reduction in the Aggregate Revolving Commitments shall result in a reduction in the Swingline Commitment to the extent that the Swingline Commitment would exceed the Aggregate Revolving Commitments as so reduced.

2.22 Optional Prepayments. The Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the payment of the premium, if any, described in Section 2.24, by giving irrevocable written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent no later than (i) in the case of prepayment of any LIBOR Borrowing. 11:00 a.m. (Eastern time) not Less than three (3) Business Days prior to any such prepayment, (ii) in the case of any prepayment of any Base Rate Borrowing or index Rate Borrowing, not less than one Business Day prior to the date of such prepayment, and (iii) in the case of Swingline Borrowings, prior to 11:00 a.m. on the date of such prepayment, provided that no notice shall be required for the prepayment of any Cash Management Swingline Loans, Each such notice shall be irrevocable and shall specify the proposed date of such prepayment and the principal amount of each Borrowing or portion thereof to be prepaid. Upon receipt of any such notice, the Administrative Agent shall promptly notify each affected Lender of the contents thereof and of such Lender’s pro rata share of any such prepayment. If such notice is given, the aggregate amount specified in such notice shall be due and payable on the date designated in such notice, together with accrued interest to such date on the amount so prepaid in accordance with Section 2.12(c): provided, that if a LIBOR Borrowing is prepaid on a date other than the last day of an Interest Period applicable thereto, the Borrowers shall also pay all amounts required pursuant to Section 2.19. Each partial prepayment of any Loan (other than a Swingline Loan) shall be in an amount that would be permitted in the case of an advance of a Revolving Loan Borrowing of the same Type pursuant to Section 2.2 or in the case of a Swingline Loan pursuant to Section 2.4. Each prepayment of a Borrowing shall be applied ratably to the Loans comprising such Borrowing, and in the case of a prepayment of a Term Loan Borrowing, to principal installments in inverse order of maturity.

2.23 Mandatory Prepayments.

(a) Upon the occurrence of any Equity Issuance by the Company or any of its Subsidiaries resulting in Net Cash Proceeds in excess of $100,000, an amount equal to 60% of the Net Cash Proceeds thereof shall be applied within ten (10) Business Days of the date of such issuance toward the prepayment of the Term Loans and the Revolving Loans as set forth in Section 2.23(c).

(b) If on any date the Company or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale, Purchase Price Refund or Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof (within ten (10) Business Days of such Asset Sale, Purchase Price Refund or Recovery Event), such Net Cash Proceeds shall be applied on the 11th Business Day following such Asset Sale, Purchase Price Refund or Recovery Event toward the prepayment of the Term Loans and the Revolving Loans as set forth in Section 2.23(c); provided, that, notwithstanding the foregoing, (i) the aggregate Net Cash Proceeds of Asset Sales and Recovery Events that may be excluded from the foregoing requirement pursuant to a Reinvestment Notice shall not exceed $250,000 in any fiscal year of the Company; and (ii) on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Term Loans and the payment of the Revolving Loans as set forth in Section 2.23(c).

(c) Amounts to be applied in connection with prepayments made pursuant to Section 2.23(a) and Section 2.23(b) shall be applied first, to the prepayment of the Term Loans, and second, to the prepayment of the Revolving Loans, but not the reduction of the Revolving Commitments. The application of any prepayment pursuant to this Section shall be made, first, to Base Rate Loans, second, to Index Rate Loans, and, third, to LIBOR Loans. Each prepayment of the Loans under this Section (except in the case of Revolving Credit Loans that are Base Rate Loans and Swing Line Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(d) To the extent that the aggregate amount of outstanding Borrowing Base Obligations exceeds the Borrowing Base at any time, and upon the Administrative Agent’s demand therefor, the Borrowers shall pay such excess amount by first prepaying the Revolving Loans, next prepaying amounts paid by the Issuing Bank under the Letters of Credit for which it has not been reimbursed by the Borrowers, and then providing cash collateral for the Letters of Credit, as specified below. In the event that the Borrowers shall be required to provide cash collateral for the Letters of Credit pursuant to the foregoing sentence, the Borrowers shall effect the same by paying to the Administrative Agent, for the benefit of the Issuing Bank, immediately available funds in an amount equal to the required amount, which funds shall be retained by the Administrative Agent, for the benefit of the Issuing Bank, in a cash collateral account until the earlier to occur of (1) the date the affected Letters of Credit shall have been terminated or cancelled, and (2) the date the aggregated amount of outstanding Borrowing Base Obligations no longer exceeds the Borrowing Base, at which time the cash collateral shall be paid to the Company.

(e) If the Administrative Agent determines, based on its review of the audited financial statements of the Company for its fiscal year ended on March 31, 2007, that EBITDA plus the Applicable Add-Backs for such fiscal year was less than $11,500,000, or if such audited financial statements are not delivered to the Administrative Agent within 30 days of the date on which they are due, the Borrowers shall, within 10 Business Days after the Administrative Agent makes a written demand therefor, prepay the Term Loans in an aggregate amount of $2,000,000.

2.24 Prepayment Premium. Each optional or mandatory prepayment in respect of the Loans, including any prepayment upon the acceleration thereof upon the occurrence of an Event of Default, financed directly or indirectly with one or more credit facilities provided by any Person or Persons other than all of the Revolving Credit Lenders and Term Loan Lenders party to this Agreement at the time of such termination or prepayment, shall be accompanied by a prepayment premium equal to 0.20% of the sum of the original Aggregate Revolving Commitments plus the aggregate amount of Term Loans prepaid during the first year following the Closing Date and 0.10% of the sum of the original Aggregate Revolving Commitments plus the amount prepaid during the second and third years following the Closing Date. Any payment of Revolving Loans or Swingline without a corresponding reduction in the Aggregate Revolving Commitments in the ordinary course of business and not financed by such other credit facilities shall not be subject to a prepayment premium.

2.25 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) Each Borrowing by the Borrowers from the Lenders hereunder, each payment by the Borrowers on account of any origination fee, Administrative Fee or Letter of Credit, fee (other than the fronting fee and standard fees with respect to issuance, amendment renewal or extension of any Letter of Credit or processing of drawings thereunder payable solely to the Issuing Bank) and any reduction of the Revolving Commitments of the Lenders shall be made pro rata according to the respective Term Loan Percentages or Revolving Credit Percentages, as the case may be of the relevant Lenders. Each payment (other than prepayments) in respect of principal or interest in respect of the Loan’s and each payment in respect of fees payable hereunder shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(b) Each mandatory prepayment required by Section 2.23(a) and 2.23(b) to be applied to the Term Loans shall be allocated pro rata according to the respective outstanding principal amounts of the Term Loans. Each optional prepayment in respect of the Term Loans shall be allocated pro rata according to the respective outstanding principal amounts of the Term Loans. Each payment (including each prepayment) of the Term Loans shall be allocated among the Term Loan Lenders holding such Term Loans pro rata based on the principal amount of such Term Loans held by such Term Loan Lenders. Prepayments required by Section 2.23(e) shall be applied ratably to the remaining installments of such Term Loans. All other prepayments shall be applied to the installments of such Term Loans in the inverse order of the scheduled maturities of such installments. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) Each payment (including each prepayment) by the Borrowers on account of principal of and interest on the Revolving Credit Loans shall be made pro rata according to the respective outstanding principal amounts of the Revolving Credit Loans then held by the Revolving Credit Lenders. Each payment in respect of LC Disbursements in respect of any Letter of Credit shall be made to the Issuing Bank that issued such Letters of Credit.

(d) The Borrowers shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Sections 2.18, 2.19 or 2.20, or otherwise) prior to 12:00 noon (Eastern time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at the Payment Office, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.18, 2.19 and 2.20 and 11.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be made payable for the period of such extension. All payments hereunder shall be made in Dollars.

(e) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(f) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans that would result in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express Terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of a Borrower in the amount of such participation.

(g) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be the amount or amounts due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with generally accepted banking industry rules on interbank compensation then in effect.

(h) If any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Administrative Agent may in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(i) Notwithstanding anything to the contrary in Section 2.23 or this Section 2.25, each Term Loan Lender may, at its option, decline any mandatory prepayment applicable to the Term Loans of such Lender. Accordingly, with, respect to the amount of any mandatory prepayment described in Section 2.23 that is allocated to Term Loans (such amounts, the “Term Loan Prepayment Amount”), the Borrowers will in the case of any mandatory prepayment required to be made pursuant to Section 2.23 in lieu of applying such amount to the prepayment of the Term Loans, as provided in paragraph Section 2.23(c), on the date specified in Section 2.23 for such mandatory prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent prepare and provide to each Term Loan Lender a notice (each, a “Prepayment Option Notice”) as described below. As promptly as practicable after receiving such notice from the Borrowers, the Administrative Agent will send to each Term Loan Lender a Prepayment Option Notice, which shall be in the form of Exhibit 2.25, and shall include an offer by the Borrowers to prepay on the date (each a “Prepayment Date”) that is 10 Business Days after the date of the Prepayment Option Notice, the relevant Term Loans of such Term Loan Lender by an amount equal to the portion of the Term Loan

Prepayment Amount indicated in such Term Loan Lender’s Prepayment Option Notice as being applicable to such Term Loan Lender’s Term Loans. On the Prepayment Date, (i) the Borrowers shall pay to the Administrative Agent the aggregate amount necessary to prepay that portion of the outstanding relevant Term Loans in respect of which Term Loan Lenders have accepted prepayment as described above (such Term Loan Lenders, the “Accepting Lenders”), and such amount shall be applied to reduce the Term Loan Prepayment Amounts with respect to each Accepting Lender, (ii) the Borrowers shall pay to the Administrative Agent an amount equal to Term Loan Prepayment Amount not accepted by the Accepting Lenders, and such amount shall be applied to the prepayment of the Revolving Loans until paid in full, without any reduction in the Aggregate Revolving Commitments, and (iii) the remaining portion of the Term Loan Prepayment Amount not accepted by the Accepting Lenders shall be returned to the Borrowers.

2.26 Mitigation of Obligations; Replacement of Lenders.

(a) Determination of amounts payable under Sections 2.17, 2.18, 2.19 or 2.20 in connection with a LIBOR Borrowing shall be calculated as though each Lender funded its LIBOR Borrowing through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR applicable to such LIBOR Borrowing whether in fact that is the case or not. If any Lender requests compensation under Section 2.18, or if the Borrowers are required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.20, then, upon the Company’s written request to such Lender, such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 2.18 or Section 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with such designation or assignment requested by the Company.

(b) If any Lender requests compensation under Section 2.18 or if a Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 2.20, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Lender does not consent to any amendment, waiver or consent to any Loan Document for which the consent of the Required Lenders is obtained but that requires the consent of all Lenders, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions set forth in Section 11.4(b), and the Borrowers shall be obligated to pay the recordation and processing fee referred to therein) all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender); provided, that (i) the Borrowers shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal amount of all Loans owed to it, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (in the case of such outstanding principal and accrued interest) and from the Borrowers (in the case of all other amounts), (iii) in the case of a claim for compensation under Section 2.18 or payments required to be made pursuant to Section 2.20, such assignment will result in a reduction in such compensation or payments, and (iv) the Borrowers shall be liable to such replaced Lender under Section 2.19 (as though Section 2.19 were applicable) if any LIBOR Loan owing to such replaced Lender shall be purchased other than on the last day of the Interest Period relating thereto. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 3 Security

3.1 Security Interest. Each Borrower hereby assigns and pledges to the Administrative Agent, for the ratable benefit of the Lenders, and hereby grants to the Administrative Agent, for the ratable benefit of the Lenders, a first priority security interest in all of such Borrower’s right, title and interest in and to the Collateral (subject to Liens permitted by this Agreement or any other Loan Document), whether now owned or hereafter acquired by such Borrower, including all proceeds of any and all of the foregoing or hereinafter-described Collateral (including, without limitation, proceeds that constitute property of the types described herein) and, to the extent not otherwise included, all policies of insurance on any property of such Borrower and all payments and proceeds under any such insurance (whether or not the Administrative Agent is the loss payee thereof, for the ratable benefit of the Lenders), or any indemnity warranty or guaranty payable by reason of loss or damage to or otherwise with respect to any of the foregoing Collateral all cash proceeds of the Collateral; and all books of account and records, including all computer software relating thereto. This Agreement secures the payment of all Obligations of the Borrowers now or hereafter existing or arising. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts that constitute part of the Obligations and would be owed by each Borrower to the Administrative Agent and any of the Lenders but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such Borrower. Notwithstanding anything to the contrary in this Agreement or in any Loan Document, (i) no Subsidiary that is a CFC, or that is owned in whole or in part, directly or indirectly, by a Subsidiary that is a CFC, shall be required to pledge any of its assets or otherwise provide any security of any of the Loans or any of the obligations of the Borrowers under any of the Loan Documents, (ii) no Borrower or Subsidiary shall be required to pledge, directly or indirectly, more than 65% of the stock of any CFC, and (iii) no security interest, pledge or assignment shall attach to any Excluded Collateral prior to the occurrence of an Event of Default.

3.2 Representations and Warranties Concerning the Collateral.

(a) As of the date hereof (i) all items of equipment and inventory of each Borrower are located at the places specified in Schedule 3.2 hereto; (ii) during the five years immediately preceding the date of this Agreement, no Borrower nor any predecessor of any Borrower has used any corporate or fictitious name other than its current corporate name except as set forth on Schedule 3.2 hereto; (iii) no Borrower has any trade names except as set forth on

Schedule 3.2 hereto; (iv) the chief executive office and mailing address of the Company is 220 Defense Highway, Suite 405, Crofton, MD and TAC is 1501 Farm Credit Drive, Suite 2300, McLean. VA 22102; (v) the exact legal name of each Borrower is that indicated on the signature pages hereof; (vi) the Borrowers are organizations of the types, and are organized in the jurisdictions, set forth herein; and (vii) the signature page hereof accurately sets forth each Borrower’s organizational identification number.

(b) The Borrowers are the legal and beneficial owners of the Collateral free and clear of any lien, security interest, option or other charge or encumbrance except for the security interest created by this Agreement or permitted by this Agreement.

(c) The Borrowers have exclusive possession and control of the Collateral.

(d) This Agreement creates a valid security interest in the Collateral, securing the payment of the Obligations and, when properly perfected, shall constitute a valid perfected security interest in such Collateral, free and clear of all Liens except as created or permitted by this Agreement.

(e) The inventory of each Borrower has been produced by such Borrower in compliance with all requirements of the Fair Labor Standards Act.

(f) Each Borrower represents and warrants as to each and every Eligible Receivable now existing that: (1) it is a bona fide existing obligation, valid and enforceable against the Customer, for software installed or licensed, goods sold or leased or services rendered in the ordinary course of business; (2) it is subject to no material dispute, defense or offset except as disclosed in writing to the Administrative Agent or as reflected or reserved for in the financial statements delivered from time to time by the Borrowers to the Administrative Agent hereunder; (3) all instruments, chattel paper and other evidence of indebtedness issued to a Borrower with respect to any Eligible Receivable have been made available to the Administrative Agent, and, together with all supporting documents delivered to the Administrative Agent, are genuine, complete, valid and enforceable in accordance with their terms; (4) it is not subject to any discount, allowance or special terms of payment except in the ordinary course of business or as disclosed in writing to the Administrative Agent; and (5) except as required by the Assignment of Claims Act, it is not and shall not be subject to any prohibition or limitation upon assignment. Each Borrower covenants and agrees that each Eligible Receivable arising after the date of this Agreement will be in conformance with the foregoing representations in all material respects. Each Borrower acknowledges and agrees that the disclosures made pursuant to the foregoing clauses (2) and (4) shall not alter or diminish the right of the Administrative Agent to exclude the applicable Receivable from the category of Eligible Receivables if it does not satisfy all of the requirements for Eligible Receivables set forth in the definition of such term.

3.3 Covenants Concerning the Collateral.

(a) Each Borrower shall immediately inform the Administrative Agent of (1) any dispute in excess of $250,000 with a Customer and (2) the bankruptcy, insolvency, receivership, assignment for the benefit of creditors or suspension of business of any material

Customer of which such Borrower has knowledge. No Borrower shall compromise or discount any Receivable without the prior written consent of the Administrative Agent except for (i) ordinary trade discounts or allowances for prompt payment, and (ii) prior to the occurrence of an Event of Default, such compromises or discounts that, after giving effect thereto, will not cause the Borrowing Base to be less than the unpaid principal balance of the Revolving Credit Exposure then outstanding.

(b) Upon the written demand of the Administrative Agent following the occurrence of an Event of Default, each Borrower shall establish and maintain a lockbox with the Administrative Agent and shall direct all Customers to make payments on Collateral to such lockbox by printing such direction on all invoices given to Customers. Each Borrower also shall remit to such lockbox or deliver to the Administrative Agent all payments on Collateral received by such Borrower. Such payments shall be remitted or delivered in their original form on the day of receipt. All notes, checks and other instruments so received by each Borrower shall be duly endorsed to the order of the Administrative Agent. The payments remitted to the lockbox and all payments delivered to the Administrative Agent shall be credited to a cash collateral account maintained by the Administrative Agent in the name of the Company over which the Administrative Agent shall have the exclusive power of withdrawal. All collected funds in such cash collateral account shall be applied to the Obligations by the Administrative Agent on each Business Day, whether or not the Obligations are then due.

(c) Upon the occurrence and during the continuation of an Event of Default, to facilitate direct collection of the Collateral, the Administrative Agent shall have the right to take over the post office boxes of the Borrowers or make other arrangements, with which the Borrowers shall cooperate, to receive the mail of each Borrower.

(d) The Borrowers shall execute all other agreements, instruments and documents and shall perform all further acts that the Administrative Agent may require with respect to Receivables owing by the Government to ensure compliance with the Assignment of Claims Act, provided that, as long as no Event of Default has occurred and is continuing, the Administrative Agent has no present intent to require, but reserves the right to so require whether or not any Event of Default has occurred and is continuing, Assignment of Claims Act filings for any Government Contract.

(e) All of the inventory and equipment of each Borrower will be kept only at the locations set forth on Schedule 3.2, or at such other locations as shall be disclosed in writing to the Administrative Agent by the Borrowers, other than inventory and equipment with an aggregate book value of not more than $250,000. The Borrowers shall give the Administrative Agent prior written notice before any material inventory or equipment is moved or delivered to a location other than such designated places of business, and the lien and security interest of the Administrative Agent for the ratable benefit of the Lenders will be maintained despite the location of the inventory or equipment. Without the prior written consent of the Administrative Agent, no Borrower shall move or deliver inventory or equipment with a book value in any instance or in the aggregate of $250,000 or more to a location outside of the United States of America. The foregoing provisions shall not apply to inventory sold in the ordinary course of business of the Borrowers.

(f) Each Borrower shall have its equipment and inventory insured against loss or damage by fire, theft, burglary, pilferage, loss in transportation and such other hazards as the Administrative Agent shall reasonably specify, by insurers reasonably satisfactory to the Administrative Agent, in amounts reasonably satisfactory to the Administrative Agent and under policies containing loss payable clauses satisfactory to the Administrative Agent. Any such insurance policies, or certificates or other evidence thereof satisfactory to the Administrative Agent, shall be deposited with the Administrative Agent. Each Borrower agrees that the Administrative Agent, for the ratable benefit of the Lenders, shall have a security interest in such policies and the proceeds of such policies thereof, and if any loss shall occur during the continuation of an Event of Default, the proceeds relating to the loss or damage of the equipment or inventory may be applied to the payment of the Obligations or to the replacement or restoration of the inventory or equipment damaged or destroyed, as the Administrative Agent may elect or direct. After the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the right to file claims under any insurance policies, to receive, receipt and given acquittance for any payments that may be made thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect to the collection, compromise, or settlement of any claims under any of the insurance policies.

3.4 Perfection of Security Interest.

(a) Each Borrower hereby irrevocably authorizes the Administrative Agent, for the ratable benefit of the Lenders, at any time and from time to time to file in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (1) indicate the Collateral (i) as all assets of such Borrower or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9A of the Uniform Commercial Code of the State or such jurisdiction, or (ii) as being of an equal or lesser scope or with greater detail, and (2) contain any other information required by part 5 of Article 9A of the Uniform Commercial Code of the State or such jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including (i) whether such Borrower is an organization, the type of organization and any organization identification number issued to such Borrower and, (ii) in the case of a financing statement filed as a fixture filing or indicating Collateral as as-extracted collateral or timber to be cut, a sufficient description of real property to which the Collateral relates. Each Borrower agrees to furnish any such information to the Administrative Agent promptly upon request.

(b) Without providing at least 10 days’ prior written notice to the Administrative Agent, no Borrower shall change its name, its type of organization, jurisdiction of organization or other legal structure, its principal place of business or, if more than one, chief executive office, or its mailing address or organizational identification number if it has one. If a Borrower does not have an organizational identification number and later obtains one, such Borrower shall forthwith notify the Administrative Agent of such organizational identification number.

(c) If a Borrower shall at any time hold or acquire any promissory notes or tangible chattel paper as part of the Collateral, such Borrower shall forthwith endorse, assign and deliver the same to the Administrative Agent, for the ratable benefit of the Lenders, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify, provided that if no Default or Event of Default has occurred, provisions of this paragraph shall not apply to promissory notes and tangible chattel paper with an aggregate face value of not greater than $100,000.

(d) For each deposit account that a Borrower at any time opens or maintains, such Borrower shall, at the Administrative Agent’s request, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, cause the depositary bank to agree to comply at any time during the continuation of an Event of Default with instructions from the Administrative Agent to such depositary bank directing the disposition of funds from time to time credited to such deposit account, without further consent of such Borrower. The Administrative Agent agrees with each Borrower that the Administrative Agent shall not give any such instructions or withhold any withdrawal rights from such Borrower, unless an Event of Default has occurred and is continuing, or, after giving effect to any withdrawal not otherwise permitted by the Loan Documents, would occur. The provisions of this paragraph shall not apply to (i) any deposit account for which a Borrower, the depositary bank and the Administrative Agent have entered into a cash collateral agreement specially negotiated among such Borrower, the depositary bank and the Administrative Agent for the specific purpose set forth therein, (ii) deposit accounts for which the Administrative Agent is the depositary, (iii) deposit accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of such Borrower’s salaried employees, (iv) deposit accounts for which such Borrower is acting as an agent to distribute funds other than funds of the Borrower to a third party, and (v) if no Default or Event of Default has occurred, deposit accounts which in the aggregate hold funds not in excess of $100,000.

(e) If a Borrower shall at any time hold or acquire any certificated securities, such Borrower shall, upon the Administrative Agent’s written request therefor, forthwith endorse, assign and deliver the same to the Administrative Agent to be held as Collateral for the ratable benefit of the Lenders, accompanied by such instruments of transfer or assignment duly executed in blank as the Administrative Agent may from time to time specify. If any securities now or hereafter acquired by a Borrower are uncertificated and are issued to such Borrower or its nominee directly by the issuer thereof, that Borrower shall immediately notify the Administrative Agent thereof and, at the Administrative Agent’s request and option, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, cause the issuer to agree to comply during the continuation of an Event of Default with instructions from the Administrative Agent as to such securities, without further consent of such Borrower or such nominee. If any securities, whether certificated or uncertificated, or other investment property now or hereafter acquired by a Borrower are held by such Borrower or its nominee through a securities intermediary or commodity intermediary, such Borrower shall immediately notify the

Administrative Agent thereof and, at the Administrative Agent’s request, pursuant to a securities control agreement in form and substance reasonably satisfactory to the Administrative Agent, cause such securities intermediary or (as the case may be) commodity intermediary to agree to comply during the continuation of an Event of Default with entitlement orders or other instructions from the Administrative Agent to such securities intermediary as to such securities or other investment property, or (as the case may be) to apply any value distributed on account of any commodity contract as directed by the Administrative Agent to such commodity intermediary, in each case without further consent of such Borrower or such nominee. The Administrative Agent agrees with each Borrower that the Administrative Agent shall not give any such entitlement orders or instructions or directions to any such issuer, securities intermediary or commodity intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Borrower, unless an Event of Default has occurred and is continuing, or, after giving effect to any such investment and withdrawal rights not otherwise permitted by the Loan Documents, would occur. The provisions of this paragraph shall not apply to (i) any financial assets credited to a securities account for which the Administrative Agent is the securities intermediary, and (ii) if no Default or Event of Default has occurred, financial assets with an aggregate value not in excess of $100,000.

(f) If any goods are at any time in the possession of a bailee, each Borrower shall promptly notify the Administrative Agent thereof and, if requested by the Administrative Agent, shall promptly obtain an acknowledgement from the bailee, in form and substance reasonably satisfactory to the Administrative Agent, that the bailee holds such Collateral for the benefit of the Administrative Agent and shall act upon the instructions of the Administrative Agent, without the further consent of such Borrower, provided that such Borrower shall not be in violation of this requirement if, after such Borrower has exercised reasonably commercial efforts, such bailee refuses to provide such acknowledgement and the Administrative Agent determines that the rights of the Lenders will not be materially impaired thereby. The Administrative Agent agrees with each Borrower that the Administrative Agent shall not give any such instructions unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Borrower with respect to the bailee. The provisions of this paragraph shall not apply, if no Default or Event of Default has occurred, to goods with an aggregate book value not in excess of $100,000.

(g) If a Borrower at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the federal Electronic Signatures in Global and National Commerce Act, or in §16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, such Borrower shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, shall take such action as the Administrative Agent may reasonably request to vest in the Administrative Agent, for the ratable benefit of the Lenders, control, under §9-105 of the Uniform Commercial Code, of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, §16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Administrative Agent agrees with each Borrower that the Administrative Agent will arrange, pursuant to procedures satisfactory to the Administrative

Agent and so long as such procedures will not result in the Administrative Agent’s loss of control, for such Borrower to make alterations to the electronic chattel paper or transferable record permitted under UCC §9-105 or, as the case may be, Section 201 of the federal Electronic Signatures in Global and National Commerce Act or §16 of the Uniform Electronic Transactions Act for a party in control to make without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Borrower with respect to such electronic chattel paper or transferable record. The provisions of this paragraph shall not apply, if no Default or Event of Default has occurred, to electronic chattel paper and transferable records with an aggregate book value not in excess of $100,000.

(h) If a Borrower is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Borrower, that Borrower shall promptly notify the Administrative Agent thereof and, at the request of the Administrative Agent, such Borrower shall, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Administrative Agent, for the ratable benefit of the Lenders, during the continuation of an Event of Default of the proceeds of any drawing under the letter of credit, with the Administrative Agent agreeing that the proceeds of any drawing under the letter to credit are to be applied to the payment of the Obligations, for the ratable benefit of the Lenders, provided that such Borrower shall not be in violation of this requirement if, after such Borrower has exercised reasonably commercial efforts, such issuer refuses to provide such agreement and the Administrative Agent determines that the rights of the Lenders will not be materially impaired thereby. The provisions of this paragraph shall not apply, if no Default or Event of Default has occurred, to letters of credit with an aggregate face value not in excess of $100,000.

(i) If a Borrower shall at any time hold or acquire a commercial tort claim, that Borrower shall immediately notify the Administrative Agent in a writing signed by such Borrower of the brief details thereof and grant to the Administrative Agent, for the ratable benefit of the Lenders, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to the Administrative Agent. The provisions of this paragraph shall not apply, if no Default or Event of Default has occurred, to commercial tort claims with an aggregate value not in excees of $100,000.

(j) If a Borrower at any time holds any Intellectual Property registered with the Register of Copyrights or the United States Patent and Trademark Office, as applicable, that Borrower shall promptly notify the Administrative Agent thereof, and if required by the Administrative Agent, shall execute and deliver to the Administrative Agent an Intellectual Property Assignment with respect thereto and shall cause such Intellectual Property Assignment to be recorded in such office. The provisions of this paragraph shall not apply, if no Default or Event of Default has occurred, to Intellectual Property with an aggregate value not in excess of $100,000.

(k) Each Borrower further agrees to take any other action reasonably requested by the Administrative Agent to insure the attachment, perfection and first priority of, and the ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in any and all of the Collateral, for the ratable benefit of the Lenders, including, without limitation, (1) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code, to the extent, if any, that such Borrower’s signature thereon is required therefor, (2) causing the Administrative Agent’s name to be noted as the Lender on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in such Collateral, held for the ratable benefit of the Lenders, (3) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of the Administrative Agent to enforce, the Administrative Agent’s security interest in such Collateral, held for the ratable benefit of the Lenders, (4) obtaining governmental and other third party consents and approvals, including without limitation any consent of any licensor, lessor or other person obligated on Collateral, (5) obtaining waivers from mortgagees and landlords in form and substance satisfactory to the Administrative Agent and (6) taking all actions required by any earlier versions of the Uniform Commercial Code or by other law, as applicable in any relevant Uniform Commercial Code jurisdiction, or by other law as applicable in any foreign jurisdiction.

3.5 Power of Attorney. Each Borrower appoints the Administrative Agent and any officer, employee or agent of the Administrative Agent, as the Administrative Agent from time to time may designate, as attorneys-in-fact for a Borrower to perform all actions necessary or desirable in the discretion of the Administrative Agent to enforce its security interest in the Collateral, for the ratable benefit of the Lenders, and to exercise such rights and powers as each Borrower might exercise with respect to the Collateral, all at the reasonable cost and expense of the Borrowers. Each Borrower agrees that neither the Administrative Agent nor any other such attorney-in-fact will be liable for any acts of omission or commission, nor for any error of judgment or mistake of law or fact, unless such acts were willful and malicious or grossly negligent. This power is coupled with an interest and is irrevocable so long as any Obligations are outstanding. The Administrative Agent agrees that it shall be entitled to exercise its rights under this Section 3.5 only upon the occurrence and during the continuation of an Event of Default.

3.6 Limitations on Obligations. It is expressly agreed by each Borrower that, notwithstanding any other provision of this Agreement, each Borrower shall remain liable under each Receivable and contract giving rise to each Receivable to observe and perform all the conditions and obligations to be observed and performed by each Borrower in accordance with and pursuant to the terms and provisions of each such Receivable and contract. Neither the Administrative Agent nor any Lender shall have any obligation or liability under any Receivable or contract by reason of or arising out of this Agreement or the assignment of such Receivable or contract to the Administrative Agent, for the ratable benefit of the Lenders, or the receipt by the Administrative Agent, for the ratable benefit of the Lenders, of any payment relating to the Receivable pursuant to this Agreement, nor shall the Administrative Agent or any Lender be required or obligated in any manner to perform or fulfill any of the obligations of a Borrower under or pursuant to any Receivable or contract, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Receivable, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

Section 4 Representations And Warranties

Each Borrower represents and warrants to the Administrative Agent and each Lender that:

4.1 Incorporation, Good Standing and Due Qualification. Each Borrower (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; (b) has the power and authority to own its assets and to transact the business in which it is now engaged or in which it is proposed to be engaged; and (c) is duly qualified as a foreign corporation or limited liability corporation and in good standing under the laws of each other jurisdiction in which such qualification is required, except when the failure to be so qualified would not have a Material Adverse Effect. As of the date of this Agreement, the Company has no Subsidiaries other than TAC.

4.2 Power and Authority. The execution, delivery and performance by the Borrowers of the Loan Documents have been duly authorized by all necessary corporate actions and do not and will not (a) require any consent or approval of, or filing or registration with, any governmental agency or authority or the stockholders of a Borrower, other than the filing of financing statements as required by the UCC and filings required by the Assignment of Claims Act; (b) contravene a Borrower’s articles or certificate of incorporation, articles or certificate of organization, or bylaws or operating agreement, as applicable; (c) result in a breach of or constitute a default under any material agreement or instrument to which a Borrower is a party or by which it or its material properties may be bound or affected other than those that would not, in any individual case or in the aggregate, have a Material Adverse Effect; (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties now owned or hereafter acquired by a Borrower, except in favor of the Administrative Agent, for the ratable benefit of the Lenders; or (e) cause a Borrower to be in default under any material law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Borrower, except, in the cases of clauses (a), (c) and (e), compliance with, and filings and notices under, the Assignment of Claims Act.

4.3 Legally Enforceable Agreement. This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be, legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization or similar laws or equitable principles relating to creditors’ rights generally.

4.4 Financial Statements. The Company has furnished to the Administrative Agent and each Lender (a) the audited consolidated and unaudited consolidating balance sheet of the Company and its Subsidiaries as of March 31, 2006, and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows for the fiscal year then ended prepared by Grant Thornton LLP and (b) the unaudited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of November 30, 2006, and the related unaudited consolidated and consolidating statement of income for the fiscal quarter and year-to-date period then ending, certified by a Principal Officer. Such financial statements are complete and correct and fairly present in all material respects the financial condition of the Company and its Subsidiaries on a consolidated and consolidating basis as of the dates of such statements subject, in the case of the statements referred to in clause (b) to normal year-end adjustments and the absence of footnote disclosure. Since the dates of such statements, there has been no material adverse change in the business, assets, liabilities, results of operations, or financial condition of the Borrowers taken as a whole.

4.5 Litigation: Environmental Matters.

(a) There is no pending or threatened action, investigation or proceeding against or affecting a Borrower before any court, governmental agency or arbitrator, that, in any one case or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Except that either individually or in the aggregate could not be reasonably expected to have a Material Adverse Effect, no Borrower (i) is the subject of any pending or threatened claim alleging that it has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any facts or circumstances that would reasonably be expected to subject the Borrower to any material Environmental Liabilities.

4.6 Ownership and Liens. Each Borrower has title to or leasehold interests in all of its assets, including the Collateral, and none of the Collateral or such assets is subject to any Lien, except Liens created or permitted by this Agreement or the other Loan Documents.

4.7 ERISA. No Borrower has incurred any material “accumulated funding deficiency” within the meaning of § 302 of ERISA or § 412 of the Code, nor has any Borrower incurred any material liability to the PBGC in connection with any “employee pension benefit plan” (as defined in § 3(2) of ERISA) established or maintained by a Borrower. None of the employee pension benefit plans (as defined above) or “welfare plans” (as defined in § 3(1) of ERISA) of a Borrower, nor any trusts created thereunder, nor any trustee or administrator thereof, has engaged in a “prohibited transaction,” as such term is defined in § 406 of ERISA or § 4975 of the Code, that could subject such plans or any of them, any such trust, or any trustee or administrator thereof, or any party dealing with such plans or any such trust to any material liability or tax or penalty on prohibited transactions imposed by such §§ 406 or 4975. None of the Borrowers nor any Affiliate of any Borrower is now, or at any time in the past three (3) years has been, obligated to make contributions to a “multiemployer plan,” as such term is defined in § 4001(a)(3) of ERISA, with respect to which the withdrawal of any Borrower or any such Affiliate at any time could reasonably be expected to have a Material Adverse Effect. The only such multiemployer plans to which any Borrower is obligated to make contributions are those described on Schedule 4.7.

4.8 Taxes. Each Borrower has filed all federal and state income tax returns and other material tax returns (federal, state and local) required to be filed and has paid all taxes, assessments and governmental charges and levies shown thereon to be due, including interest and penalties, except for such taxes being contested in good faith and as for which reserves are being maintained in accordance with GAAP.

4.9 Use of Proceeds and Letters of Credit. The Borrowers will use (a) the proceeds of the Revolving Loans to (i) finance working capital needs and for other general corporate purposes (other than Stock Purchase Agreement Payments, but including fees and expenses related to the Stock Purchase Agreement and which the Company is required to pay and the fees and expenses related to this Agreement, the other Loan Documents and the transactions contemplated by this Agreement), (ii) finance up to $7,000,000 of the Stock Purchase Agreement Payments, and (iii) to allow for issuance of up to an aggregate $500,000 in standby letters of credit, which shall be Letters of Credit issued hereunder, and (b) the proceeds of the Term Loans to finance the Stock Purchase Agreement Payments. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulations T, U or X. All Letters of Credit will be used for general corporate purposes.

4.10 Debt. No Borrower is obligated with respect to any Debt that is not permitted by this Agreement.

4.11 Debarment and Suspension. No event has occurred and, to the knowledge of the Borrowers, no condition exists that may reasonably be expected to result in the debarment or suspension of a Borrower from any contracting with the Government, and no Borrower nor any Affiliate of a Borrower has been subject to any such debarment or suspension prior to the date of this Agreement. No Government investigation or inquiry involving fraud, deception or willful misconduct has been commenced in connection with any Government Contract of a Borrower or a Subsidiary or any activities of any Borrower or any Subsidiary.

4.12 Material Contracts. No Borrower, Subsidiary or, to the knowledge of the Borrowers, any other party thereto is in material default under any Material Contract that would have a Material Adverse Effect.

4.13 Intellectual Property. As of the date hereof, the Borrowers and the Subsidiaries do not own or hold any registered copyrights, patents or trademarks, other than as listed on Schedule 4.13 attached hereto and other than such Intellectual Property that has not been used by the Borrowers in the past 12 months or from which no revenue has been derived in the past 12 months. Each Borrower and each Subsidiary owns or has the right to use under valid license agreements or otherwise all Intellectual Property that is required or necessary for the conduct of the business of each Borrower and its Subsidiaries as now conducted to the knowledge of the Borrowers without any conflict with any rights of any other Person that would have a Material Adverse Effect.

4.14 True and Complete Information. All factual and financial information (taken as a whole) previously furnished to the Administrative Agent or any Lender in connection with this Agreement by the Borrowers and each Subsidiary is, and all factual and financial information (taken as a whole) furnished to the Administrative Agent or any Lender by the Borrowers and the Subsidiaries after the date of this Agreement will be, true and accurate in all material respects on the date on which such information is dated, certified or furnished, and is not, and will not be, incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.

4.15 Integrated Business. The Borrowers and the Subsidiaries at all times will be, engaged as an integrated group in providing services and goods to their respective Customers. The integrated operation will require financing on such a basis that credit supplied to the Borrowers be made available from time to time to all Borrowers and Subsidiaries of the Borrowers, as required for the successful operation of the Borrowers and the Subsidiaries separately, and the integrated operation as a whole. In that connection, the Borrowers and the Subsidiaries will request that the Lenders provide the Loans to, and that the Issuing Bank issue the Letters of Credit for, the Borrowers to finance such operation. Each Borrower will derive benefit, directly and indirectly, from the credit so extended to the Borrowers, both in its separate capacity and as a member of the integrated group.

4.16 Employee Relations. As of the date hereof, except for the agreement(s) set forth on Schedule 4.16, no Borrower is a party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees. Except as would not have a Material Adverse Effect, no Borrower knows of any pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees.

4.17 Burdensome Provisions. No Borrower is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, governmental approval or applicable law that individually or in the aggregate could be reasonably expected to have a Material Adverse Effect.

4.18 Absence of Defaults. No event has occurred and is continuing which constitutes a Default or an Event of Default.

4.19 Reserved.

4.20 OFAC. No Borrower (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

4.21 Patriot Act. Each Borrower is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001). No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.22 Survival of Representations and Warranties, Etc. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the date hereof, the Closing Date and at and as of the date of the disbursement of any Loan or issuance of any Letter of Credit, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date). All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents, the making of the Loans and the issuance of the Letters of Credit.

Section 5 Affirmative Covenants

The Borrowers covenant and agree that so long as any Lender has a Commitment hereunder or the principal of or interest on any Loan remains unpaid or any fee or any LC Disbursement remains unreimbursed or any Letter of Credit remains outstanding:

5.1 Maintenance of Existence. Each Borrower will preserve and maintain its corporate existence and good standing in the jurisdiction of its formation, and qualify and remain qualified, as a foreign corporation in each jurisdiction in which such qualification is required, except where such failure to qualify as a foreign corporation would not have a Material Adverse Effect.

5.2 Maintenance of Records. Each Borrower will keep adequate records and books of account, in which complete entries will be made in accordance with GAAP, reflecting all financial transactions of such Borrower. The principal records and books of account, including those concerning the Collateral, shall be kept at the chief executive office of the Borrowers described above. No Borrower will move such records and books of account or change its chief executive office or the name under which it does business without (a) giving the Administrative Agent at least 30 days’ prior written notice, and (b) filing, or authorizing the filing by the Administrative Agent of financing statements reasonably satisfactory to the Administrative Agent prior to such move or change.

5.3 Maintenance of Properties. Each Borrower will maintain, keep and preserve all of its properties (tangible and intangible) necessary in the proper conduct of its business in good working order and condition, ordinary wear and tear and casualty excepted.

5.4 Conduct of Business. Each Borrower will continue to engage in a business of the same general type as conducted by it on the date of this Agreement and as otherwise defined in the articles or certificate of incorporation or articles or certificate of organization, as applicable.

5.5 Maintenance of Insurance. Each Borrower will maintain insurance with financially sound and reputable insurance companies or associations in such amounts and covering such risks as are customarily carried by companies engaged in the same or a similar business and similarly situated, including, without limitation, insurance covering the inventory and equipment as required hereby.

5.6 Compliance with Laws; Taxes.

(a) Each Borrower will comply in all respects with all applicable laws, rules, regulations and orders (including, without limitation, ERISA and all Environmental Laws) except where the failure to so comply, either individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

(b) Each Borrower shall file all federal and state income tax returns and other material tax returns (federal, state and local) required to be filed and shall pay all taxes, assessments and governmental charges and levies shown thereon to be due, including interest and penalties, except for such taxes being contested in good faith and as for which reserves are being maintained in accordance with GAAP.

5.7 Right of Inspection. At any reasonable time and from time to time, with reasonable notice, each Borrower will permit, except as prohibited by applicable law, the Administrative Agent or any agent or representative of the Administrative Agent to audit, examine and verify the Collateral, examine and make copies of and abstracts from the records and books of account of, and visit the properties of, each Borrower, and to discuss the affairs, finances and accounts of each Borrower with any of its officers and directors and each Borrower’s independent accountants, and to discuss the status of Government Contracts of each Borrower with the applicable contracting officers. The Administrative Agent agrees to give the Borrowers not fewer than five days prior written notice of taking any action described in the preceding sentence and to obtain the Borrowers’ permission prior to contacting the contracting officer under any Government Contract, provided that if an Event of Default has occurred and is continuing, the Administrative Agent shall not be required to give such prior notice or obtain such permission. The Borrowers agree to reimburse the Administrative Agent for all reasonable audit and Collateral verification and examination expenses incurred by it with respect to each audit and Collateral verification of each Borrower conducted by the Administrative Agent no more than two (2) times annually unless an Event of Default has occurred. If the Administrative Agent uses employees or Affiliates to perform the audits, the Borrowers’ reimbursement obligations shall be limited to the reasonable out-of-pocket expenses of the Administrative Agent that would have been paid to an independent auditing firm for such audits.

5.8 Reporting Requirements. The Borrowers will furnish to the Administrative Agent, at each address for the Administrative Agent specified in Section 11.1(a) (and the Administrative Agent will promptly after receipt provide copies thereof to each Lender):

(a) Monthly Financial Statements of the Company. As soon as available and in any event within 30 days after the end of each fiscal month of each fiscal year, unaudited financial statements consisting of consolidated and consolidating balance sheets of the Company and its Subsidiaries as of the end of such month and consolidated and consolidating statements of income and changes in stockholders equity of the Company and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, all in reasonable detail and stating in comparative form the respective variances between such consolidated and consolidating figures and the Company’s operating plan or budget for such fiscal year, and all prepared in accordance with GAAP. Such financial statements shall be certified to be accurate by a Principal Officer of the Company (subject to year-end adjustments and the absence of footnote disclosure);

(b) Quarterly Reports. As soon as available and in any event within 45 days after the end of each fiscal quarter (1) a contract backlog report reflecting all contracts of the Borrowers, each as of the end of such fiscal quarter and each in form and detail reasonably acceptable to the Administrative Agent, and (2) a Covenant Compliance Certificate as of such fiscal quarter then ended, executed by a Principal Officer. A copy of each item described in clause (1) of this paragraph shall be delivered within the deadline specified to the Lender’s Government Contracts Administration Division at 8330 Boone Boulevard, 7th Floor, Vienna, Virginia 22182;

(c) Annual Financial Statements of the Company and the Holding Company. As soon as available and, in any event, within 120 days after the end of each fiscal year of the Company, audited financial statements consisting of the consolidated and consolidating balance sheets of the Holding Company, the Company and its Subsidiaries as of the end of such fiscal year, and consolidated and consolidating statements of income changes in stockholders equity and cash flows of the Holding Company, the Company and its Subsidiaries for such fiscal year, all in reasonable detail and all prepared in accordance with GAAP, accompanied by an unqualified opinion thereon of an independent certified public accounting firm selected by the Company and reasonably acceptable to the Administrative Agent;

(d) Management Letters. Promptly upon receipt thereof, copies of any reports submitted to the Company by independent certified public accountants in connection with examination of the financial statements of the Company made by such accountants;

(e) Notice of Litigation: Proceedings. Promptly after the commencement thereof, notice of all actions, suits, investigations and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting a Borrower, that, if determined adversely to such Borrower, could have a Material Adverse Effect;

(f) Notice of Defaults and Events of Default. As soon as possible and in any event, within ten days after the occurrence of each Default and Event of Default, a written notice setting forth the details of such Default or Event of Default and the action that is proposed to be taken by the Borrowers with respect thereto;

(g) Proxy Statements, etc. If applicable, promptly after the same are sent or upon their becoming available, copies of (i) all Securities and Exchange Commission reports of the Borrowers, (ii) all financial statements, reports, notices and proxy statements sent or made available by the any Borrower or the Holding Company to its public equityholders, (iii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any of the Borrowers with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and (iv) all press releases and other written statements made available by any of the Borrowers to the public concerning material developments in the business of any of the Borrowers; provided that any such information shall be deemed delivered to the Administrative Agent upon the filing of such information with the Securities and Exchange Commission;

(h) Borrowing Base Certificate, Receivables Detail and Contracts Detail. As soon as available and in any event, (1) within 30 days after the end of each monthly accounting period of the Borrowers, a Borrowing Base Certificate appropriately completed and executed by a Principal Officer of the Company and including a computation of the Borrowing Base as of the last day of the previous monthly accounting period, accompanied by (i) an Aging Report as of the last day of the previous monthly accounting period, (ii) such other supporting documents as the Administrative Agent from time to time reasonably may request, and (iii) such invoices, instruments, chattel paper and other evidence of indebtedness representing any Receivables, duly endorsed to the Administrative Agent, as the Administrative Agent may request; and (2) if required by the Administrative Agent, within 30 days after the end of each monthly accounting period, an unbilled accounts receivable report, including a summary of work under Government Contracts which have not been awarded to the Borrower, for which funds have not been appropriated and allocated or for which all applicable contract documents have not been executed, in form and detail acceptable to the Administrative Agent. A copy of each item described in this 5.8(h) shall be delivered within the deadline specified to the Administrative Agent’s Government Contracts Administration Division at 8330 Boone Boulevard, 7th Floor, Vienna, Virginia 22182;

(i) Customer List. If required by the Administrative Agent or any Lender, within 90 days after the end of each fiscal quarter of the Company, a current Customer List, which shall at all times be maintained by the Administrative Agent, each Issuing Bank and each Lender subject to the confidentiality provisions set forth in Section 11.11 hereof;

(j) Management Changes. Prompt written notice of any new appointments to the offices of the president, chief executive officer, chairman, chief financial officer or vice president of finance of any Borrower;

(k) Projections. If required by the Administrative Agent, within 30 days after the end of each fiscal year, consolidated and consolidating balance sheets, income statements, cash flows and operating budget of the Borrowers setting forth projections for the next succeeding fiscal year and a pro forma balance sheet and income statement projections for such fiscal year, and setting forth in reasonable detail the assumptions underlying such projections;

(l) Notice of Material Adverse Effect. Prompt notice of any change in the business, assets, liabilities, financial condition or results of operations of a Borrower or any Subsidiary which has had or may have a Material Adverse Effect;

(m) Material Contracts. Promptly after entering into any Material Contract or amendment thereof, a notice containing a description of such Material Contract or amendment (with copies thereof if requested by the Administrative Agent), and prompt written notice of the termination or breach by any Person of a Material Contract (to the extent any Borrower has actual knowledge of each termination or breach if such termination or breach is by a Person other than such Borrower);

(n) Government Contract Audits. Promptly after any Borrower’s receipt thereof, notice of any final decision of a contracting officer disallowing costs aggregating more than $250,000, which disallowed costs arise out of any audit of Government Contracts of any Borrower;

(o) Environmental Matters. Notice of the occurrence of any event or any other development by which any Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability and in each of the preceding clauses, which individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(p) Estimate Costs to Complete Report. As soon as available and in any event within 45 days after the end of each calendar month report, in form and detail reasonably acceptable to the Administrative Agent, reflecting the estimated costs to complete and time for completion, as of the end of such month, for all contracts of the Borrowers providing for progress billings; and

(q) General Information. Such other information respecting the condition or operations, financial or otherwise, of the Borrowers as the Administrative Agent from time to time reasonably may request.

5.9 Primary Operating Account. Each Borrower agrees to maintain its Primary Operating Account with the Administrative Agent.

5.10 Additional Collateral, etc.

(a) With respect to any Property acquired after the Closing Date by the Company or any of its Subsidiaries (other than (w) Property with an aggregate book value not to exceed $100,000 at any time, (x) any Property described in paragraph (b) or paragraph (c) of this Section, (y) any Property subject to a Lien expressly permitted by Section 6.1(c)) and (z) Property acquired by a Subsidiary that is a CFC or that is owned in whole or in part, directly or indirectly, by a Subsidiary that is a CFC) as to which the Administrative Agent, for the ratable benefit of the Lenders, does not have a perfected Lien, the Company or the applicable Subsidiary shall promptly (i) execute and deliver to the Administrative Agent such amendments to the Loan Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Lenders, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Lenders, a perfected first priority security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by this Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any fee interest in any real property, or any leasehold estate in any real property with a term (including all renewal options) of more than 20 years, in each case having a value (together with improvements thereof) of at least $250,000, acquired after the Closing Date by the Company or any of its Subsidiaries (other than any such real property owned by a Subsidiary that is a CFC or that is owned in whole or in part, directly or indirectly, by a Subsidiary that is a CFC, the Company or the applicable Subsidiary shall promptly (i) execute and deliver a first priority Mortgage in favor of the Administrative Agent, for the ratable benefit of the Lenders, covering such real property (ii) if requested by the Administrative Agent, provide the Lenders with (x) title and extended coverage insurance covering such real property in an amount at least equal to the purchase price of such real estate (or such other amount as shall be reasonably specified by the Administrative Agent) as well as a current ALTA survey thereof, together with a surveyor’s certificate and (y) any consents or estoppels reasonably deemed necessary or advisable by the Administrative Agent in connection with such mortgage or deed of trust, each of the foregoing in form and substance reasonably satisfactory to the Administrative Agent and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Subsidiary created or acquired after the Closing Date by the Company or any of its Subsidiaries (other than any Subsidiary that is a CFC or that is owned in whole or in part, directly or indirectly, by a Subsidiary that is a CFC), the Company or the applicable Subsidiary shall promptly (i) execute and deliver to the Administrative Agent such amendments to the Loan Documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the ratable benefit of the Lenders, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Company or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Company or such Subsidiary, as the case may be, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

5.11 Further Assurances. The Company and each of its Subsidiaries shall from time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Company or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority, the Company and each of its Subsidiaries will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Company or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

5.12 Interest Rate Protection. As promptly as practicable, and in any event within 30 days after the Closing Date, the Company will enter into, and thereafter maintain in effect, one or more Hedging Transactions on such terms and with such parties as shall be reasonably satisfactory to the Administrative Agent, the effect of which shall be to fix or limit the interest cost to the Borrower with respect to at least 35% of the Term Loans outstanding on the closing Date for a period of not less than three years from the Closing Date.

Section 6 Negative Covenants

The Borrowers covenant and agree that so long as any Lender has a Commitment hereunder or the principal of or interest on any Loan remains unpaid or any fee or any LC Disbursement remains unreimbursed or any Letter of Credit remains outstanding:

6.1 Liens. No Borrower will create, incur, assume or permit to exist, any Lien upon or with respect to any of its properties, now owned or hereafter acquired, except:

(a) Liens in favor of the Administrative Agent for the ratable benefit of the Lenders pursuant to this Agreement and the other Loan Documents;

(b) Liens that are incidental to the conduct of the business of a Borrower, are not incurred in connection with the obtaining of credit and do not materially impair the value or use of assets of such Borrower;

(c) purchase-money Liens, whether now existing or hereafter arising (including those arising out of a Capital Lease or a Synthetic Lease) on any fixed assets provided that (1) any property subject to a purchase money Lien is acquired by such Borrower in the ordinary course of its respective business and the Lien on any such property is created contemporaneously with such acquisition, (2) each such Lien shall attach only to the property so acquired and the proceeds thereof, and (3) the Debt secured by all such purchase money Liens shall not exceed at any time outstanding $250,000 in the aggregate for all of the Borrowers;

(d) Liens imposed by law for taxes, assessments, or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with and if required by GAAP;

(e) statutory Liens of landlords and of carriers, warehousemen, mechanics, materialmen, and other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with and if required by GAAP;

(f) Liens (1) incurred or deposits made (including, without limitation, surety bonds and appeal bonds) in connection with workers compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Debt), statutory obligations and other similar obligations, or (2) arising as a result of progress payments under government contracts;

(g) the interest or title of any lessor or sublessor in Property leased under an operating lease or of any licensor or sublicensor in Property licensed to a Borrower;

(h) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present use of such real property; and

(i) Liens not otherwise permitted hereunder that do not exceed $50,000 at any time outstanding.

6.2 Debt. No Borrower will create, incur, assume or permit to exist, any Debt, except: (a) the Obligations; (b) Debt of a Borrower subordinated to the Obligations on terms satisfactory to the Required Lenders; (c) Debt of a Borrower or any Subsidiary (including Debt arising out of a Capital Lease or a Synthetic Lease) secured by purchase-money Liens permitted by this Agreement; (d) Guarantees in respect of Debt not prohibited hereunder; (e) intercompany Debt and Guarantees between the Borrowers; (f) obligations arising from agreements providing for indemnification, purchase price adjustments and earnout payments arising in connection with the acquisition not prohibited hereunder; (g) unsecured Debt not otherwise permitted by this Section 6.2 in an amount not to exceed $250,000 in the aggregate for all Borrowers; and (h) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn in the ordinary course of business against insufficient funds, so long as such Debt is promptly repaid.

6.3 Mergers, etc. No Borrower will merge or consolidate with any Person other than a Borrower.

6.4 Reserved.

6.5 Sale and Leaseback. No Borrower will sell, transfer or otherwise dispose of, any real or personal property to any Person and thereafter, directly or indirectly, lease back the same or similar property.

6.6 Restricted Payments. No Borrower make any Restricted Payment provided that, (i) a Borrower may make Restricted Payments to another Borrower, (ii) Restricted Payments may be made to consummate the transactions contemplated by the Stock Purchase Agreement, and (iii) Restricted Payments may be made to employees who terminate employment with the Company and are eligible to receive stock options, provided that no Default or Event of Default shall have occurred or will occur after giving effect thereto and the aggregate amount of such Restricted Payments shall not exceed $250,000 in any fiscal year of the Company.

6.7 Sale of Assets. No Borrower will sell, lease, assign, transfer, license or otherwise dispose of, any of its now owned or hereafter acquired assets, except for (a) any inventory and Intellectual Property sold, licensed or leased in the ordinary course of business; (b) the Disposition of assets (other than such inventory and Intellectual Property) no longer used or useful in the conduct of its business; (c) the disposition of Cash Equivalents, Restricted Payments or any other Investment permitted hereunder; (d) intercompany transfers of assets or property among the Borrowers; (e) discounts or forgiveness of accounts receivable in the ordinary course of business in connection with the collection or compromise thereof, to the extent permitted by this Agreement; and (f) other dispositions not to exceed $250,000 per fiscal year in the aggregate for all Borrowers.

6.8 Investments, Loans, etc. No Borrower will purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger), any common stock, evidence of indebtedness, Capital Stock or other equity interests or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, except:

(a) Cash Equivalents;

(b) Travel advances or other advances in an aggregate amount not to exceed in aggregate amount for all Borrowers of $100,000 at any one time outstanding, which are made to any employee of a Borrower in the ordinary course of such Borrower’s business;

(c) Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which a Borrower is exposed in the conduct of its business or the management of its liabilities;

(d) Investments in deposit accounts in which the Administrative Agent has been granted a security interest under the Loan Documents;

(e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with customers and suppliers arising in the ordinary course of business;

(f) Receivables owing to a Borrower created or acquired in the ordinary course of business and payable on customary trade terms of such Borrower;

(g) Other Investments so long as the aggregate amount thereof (determined as the amount originally advanced, loaned or otherwise invested (without giving effect to any write-downs or write-offs thereof), less any realized returns on the respective investment not to exceed the original amount invested) at no time outstanding exceeds $250,000 in the aggregate for all Borrowers;

(h) Existing Investments described on Schedule 6.8; and

(i) Investments in new Subsidiaries, other than a CFC, which become Borrowers in accordance with the terms of this Agreement.

6.9 Reserved.

6.10 Acquisitions. No Borrower will form a CFC, become a partner or joint venturer with any person, or purchase or acquire all or substantially all of the assets of any Person, or any division or business line of any Person, or any Capital Stock of or ownership interest in any other Person. If the Required Lenders consent to the acquisition of a Subsidiary by a Borrower, or if a Subsidiary is formed by a Borrower, such Borrower will cause such Subsidiary to (a) execute and deliver to the Administrative Agent an Assumption Agreement, and (b) satisfy all of the conditions set forth in Section 8.3, and until such conditions are satisfied, no Receivables of such Subsidiary may be included in the Borrowing Base.

6.11 Transactions with Affiliates. No Borrower will enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate, except (a) in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s business and upon fair and reasonable terms no less favorable to such Borrower than would be applicable in a comparable arm’s-length transaction with a Person not an Affiliate, (b) transactions between Borrowers (c) reasonable payments to non-employee directors who are not affiliated with Affiliates of the Borrowers; (d) compensation of officers and employees (including bonuses) and other benefits (including retirement, health, stock options and other benefit plans) and indemnification arrangements arising in the ordinary course of business; (e) the payment of incentive bonuses to employees and officers of the Borrowers; and (f) transactions contemplated by the Stock Purchase Agreement; provided, however, that in no event shall a Borrower, directly or indirectly, pay any management, consulting or similar fees to any Affiliate or to any manager, director, officer or employee of the Borrowers or any of their Subsidiaries without the prior written consent of the Administrative Agent.

6.12 Consolidated Tax Return. No Borrower shall file or become subject to a consolidated federal income tax return with any Person other than another Borrower and the Holding Company, exclusive of any Subsidiaries or Affiliates of Holding Company which are not Borrowers.

Section 7 Financial Covenants

The Borrowers agree that so long as any Lender has a Commitment hereunder or the principal of or interest on any Loan remains unpaid or any fee or any LC Disbursement remains unreimbursed or any Letter of Credit remains outstanding:

7.1 Minimum Net Worth. Net Worth shall not be less than the Minimum Compliance Level as of March 31, 2007 or at any time thereafter.

7.2 Maximum Funded Debt Ratio. The Funded Debt Ratio shall not exceed (a) 3.00 to 1 at any time prior to March 31, 2008, or (b) 2.75 to 1 as of March 31, 2008, and all times thereafter prior to March 31, 2009, and (c) 2.50 to 1 as of March 31, 2009, or at any time thereafter.

7.3 Fixed Charges Coverage Ratio. The Fixed Charges Coverage Ratio shall not be less than 1.20 to 1 as of any Test End Date.

Section 8 Conditions Of Lending

The obligations of the Lenders to make Loans and the obligations of the Issuing Bank to issue any Letter of Credit shall be subject to the following conditions:

8.1 Conditions Precedent to Closing. The Closing and the initial disbursement of the Loans shall be subject to the following conditions precedent:

(a) The Loan Documents shall have been appropriately completed, duly executed by the parties thereto, recorded where necessary and delivered to the Administrative Agent.

(b) No Default or Event of Default shall have occurred and be continuing.

(c) All representations and warranties contained herein shall be true and correct in all material respects at the Closing Date.

(d) All legal matters incident to the Loans shall be reasonably satisfactory to the Administrative Agent, and the Borrowers agree to execute and deliver to the Administrative Agent such additional documents and certificates relating to the Loans as the Administrative Agent reasonably may request.

(e) Financing statements in form and substance satisfactory to the Administrative Agent shall have been properly filed in each office where necessary to perfect the security interest of the Administrative Agent, for the ratable benefit of the Lenders, in the Collateral, termination statements shall have been filed with respect to any other financing statements covering all or any portion of the Collateral, except with respect to financing statements perfecting Liens permitted by this Agreement, and all taxes and fees with respect to such recording and filing shall have been paid by the Borrowers.

(f) The Borrowers shall have delivered to the Administrative Agent (1) certified copies of evidence of all corporate and company actions taken by the Borrowers and the Holding Company to authorize the execution and delivery of the Loan Documents, (2) certified copies of the articles or certificate of incorporation, bylaws, articles or certificate of organization and operating agreement of the Borrowers and the Holding Company, (3) a certificate of incumbency for the officers of the Borrowers and the Holding Company executing the Loan Documents, (4) a good standing certificate, dated not more than 30 days prior to the Closing Date, from the appropriate state official of any state in which the Borrowers or the Holding Company are incorporated, and (5) such additional supporting documents as the Administrative Agent or counsel for the Administrative Agent reasonably may request.

(g) The Administrative Agent shall have received (l) a Borrowing Base Certificate, (2) an Aging Report, (3) a contract status and backlog report relating to Eligible Receivables for the period ended on December 31, 2006, in form and substance satisfactory to the Lender, (4) the financial statements of the Company for the period ended on December 31, 2006, and (5) a pro forma Covenant Compliance Certificate, giving effect to the Transaction and the initial disbursement of the Loans, and certifying that no Default or Event of Default exists as of the Closing Date, nor would any Default or Event of Default occur after giving effect thereto.

(h) The Administrative Agent shall have received a field examination report of the Collateral in form and substance acceptable to it.

(i) The Administrative Agent shall have received financing statement, judgment and tax lien searches reflecting that there are no Liens outstanding against the Collateral other than those created or permitted by this Agreement or the other Loan Documents.

(j) Reserved.

(k) The Administrative Agent shall have received evidence that the insurance on the Collateral required by this Agreement has been obtained and is in full force and effect.

(l) The Administrative Agent shall have received a written opinion of Latham & Watkins LLP, counsel to the Company and Linowes and Blocher LLP. Maryland counsel to the Company, each in form and substance reasonably satisfactory to the Administrative Agent.

(m) There shall not have occurred a material adverse change since March 31, 2006, in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of the Borrowers and their respective Subsidiaries taken as a whole or in the facts and information regarding such entities as represented to date.

(n) The absence of any action, suit, investigation or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports (a) to materially and adversely affect the Borrowers or their respective Subsidiaries, or (b) to affect any transaction contemplated hereby or the ability of the Borrowers and their respective Subsidiaries or any other obligor under the guarantees or security documents to perform their respective obligations under the Loan Documents.

(o) The transactions subject to the Stock Purchase Agreement and the Related Acquisition Documents shall have been consummated, or shall be consummated simultaneously with the initial Loan disbursed hereunder, and the Capital Stock of the Company acquired by the Holding Company and the Company, in accordance with the terms thereof and in compliance with applicable law and regulatory approvals. The Stock Purchase Agreement and Related Acquisition Documents as approved by the Lender shall not have been altered, amended or otherwise changed or supplemented in any material respect or any material condition therein waived without the prior written consent of the Administrative Agent.

(p) The corporate capital and ownership structure (including articles or certificate of incorporation, by-laws, articles or certificate of organization and operating agreements), shareholders agreements and management of the Borrowers (after giving effect to the purchase of the Capital Stock of the Company by the Holding Company), shall be satisfactory to the Administrative Agent.

(q) The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Company which shall document the solvency of the Borrowers after giving effect to the transactions contemplated hereby.

(r) After giving effect to the closing of the Stock Purchase Agreement and the payment of all amounts in respect thereto, the closing of this Agreement and the Loans and Letters of Credit outstanding hereunder. Closing Liquidity shall not be less than the greater of (1) $7,500,000, or (2) the aggregate amount of payroll expense of the Company and its Subsidiaries for the two most recently ended calendar months.

(s) The Administrative Agent shall have received a duly completed Covenant Compliance Certificate as of the last day of the fiscal quarter of the Company ended on December 31, 2006 giving pro forma effect to any repayments or incurrence of Debt after such date (including any incurrence of Loans under this Agreement on the Closing Date), signed by a Principal Officer of the Company.

(t) The Administrative Agent shall have received a duly completed Borrowing Base Certificate as of December 31, 2006, giving pro forma effect to the Revolving Loans made under this Agreement on the Closing Date, signed by a Principal Officer of the Company.

8.2 Conditions Precedent to Subsequent Disbursements. The disbursement and issuance of subsequent Loans and Letters of Credit shall be subject to the following conditions precedent:

(a) No Default or Event of Default shall have occurred and be continuing.

(b) No event or condition shall have occurred which has a Material Adverse Effect.

(c) All representations and warranties of the Borrowers contained in the Loan Documents shall be true and correct in all material respects at the date of such disbursement, except for representations and warranties that relate to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date).

(d) No change shall have occurred in any law or regulations thereunder or interpretations thereof that would make it illegal for the Administrative Agent or any Lender to make Loans, or for the Issuing Bank to issue Letters of Credit, hereunder.

(e) If required by the Administrative Agent because the Administrative Agent has reasonably determined, in good faith, that after giving effect to such disbursement, the aggregate principal amount of the Borrowing Base Obligations would exceed the Borrowing Base, the Borrowers shall have delivered to the Administrative Agent a current Borrowing Base Certificate and a current Aging Report duly executed by a Principal Officer of the Company and appropriately completed, and such other supporting data and documentation relating to the Collateral as may be required by the Administrative Agent in its reasonable discretion.

8.3 Conditions to Subsidiaries Becoming Borrowers. Each Subsidiary of the Company (other than a CFC formed or acquired with the consent of the Required Lenders) shall become a Borrower under this Agreement and shall satisfy the following conditions upon the acquisition or formation of such Subsidiary:

(a) The Subsidiary shall execute and deliver to the Administrative Agent an Assumption Agreement.

(b) The Administrative Agent shall have received an opinion of counsel to the Subsidiary, addressed to the Administrative Agent, covering such matters as the Administrative Agent may reasonably request, in form and substance satisfactory to the Administrative Agent.

(c) Financing statements in form and substance reasonably satisfactory to the Administrative Agent shall have been properly filed in each office where necessary to perfect the security interest of the Administrative Agent (held for the ratable benefit of the Lenders) in the Collateral of the Subsidiary, termination statements shall have been filed with respect to any other financing statements covering all or any portion of such Collateral (except with respect to Liens or security interests created or permitted by this Agreement or the other Loan Documents), all taxes and fees with respect to such recording and filing shall have been paid by such Subsidiary and the Administrative Agent shall have received such lien searches or reports as it shall require confirming that the foregoing filings and recordings have been completed.

(d) The Subsidiary shall have delivered the following documents to the Administrative Agent, each of which shall be certified as of the date on which it is to become a Borrower, by its secretary or representative performing similar functions: (1) copies of evidence of all actions taken by the Subsidiary to authorize the execution and delivery of the Assumption Agreement and the other Loan Documents; (2) copies of the articles or certificate of incorporation and bylaws (or comparable organizational documents) of the Subsidiary; and (3) a certificate as to the incumbency and signatures of the officers executing the Loan Documents.

(e) The Administrative Agent shall have received a certificate of good standing and qualification (or similar instrument) issued by the appropriate state official of the state of incorporation of the Subsidiary, dated not more than 30 days prior to the date of the applicable Loan Documents.

(f) The Administrative Agent shall have received a listing and aging of Receivables of such Subsidiary, a listing of accounts payable of the Subsidiary, a report setting forth the status of all contracts relating to its Eligible Receivables and such other financial information of such Subsidiary as may be requested by the Administrative Agent from time to time, all of which shall be of a current date and shall be in form and substance satisfactory to the Administrative Agent.

(g) If required by the Administrative Agent, the Administrative Agent shall have received a satisfactory field examination of the Collateral and internal control systems of the Subsidiary performed by a consultant selected by the Administrative Agent, and the Borrowers shall have reimbursed the Administrative Agent for the cost of such consultant.

Section 9 Default

9.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

(a) Failure of a Borrower to pay any Obligation, including, without limitation, the principal of or interest on any Revolving Note, Term Note or the Loans, or any reimbursement obligation in respect of any LC Disbursement or other amounts due under a Letter of Credit Agreement, within three days after the same shall become due and payable, whether at maturity, or otherwise; or

(b) If a Borrower refuses to permit the Administrative Agent to inspect, examine, verify or audit the Collateral in accordance with the provisions of this Agreement; or

(c) Failure of a Borrower to perform or observe any covenant contained in Sections 6 or 7 of this Agreement; or

(d) Failure of the Borrower to perform its obligations under Section 5.8(h), and such failure shall continue for a period of two Business Days; or

(e) Failure of a Borrower to perform or observe any other term, condition, covenant, warranty, agreement or other provision contained in this Agreement (except any such failure resulting in the occurrence of another Event of Default described in this Section), which failure continues for 30 days after the earlier of (1) the date upon which a Principal Officer of any Borrower knew of such failure or (2) date upon which written notice thereof is given to the Borrowers by the Administrative Agent; or

(f) If any representation or warranty made or deemed made by a Borrower in this Agreement, any Loan Document or any statement or representation made in any certificate, report or opinion delivered pursuant to this Agreement (including any Covenant Compliance Certificate, Borrowing Base Certificate or financial statements) or in connection with any borrowing under this Agreement was materially untrue or is breached in any material respect; or

(g) If, as a result of default, any other obligation of a Borrower for the payment of any Debt in excess of $250,000 to any other creditor becomes or is declared to be due and payable prior to the expressed maturity thereof, unless and to the extent that the declaration is being contested in good faith in a court of appropriate jurisdiction; or

(h) The Company or a Subsidiary makes an assignment for the benefit of creditors, files a petition in bankruptcy petitions or applies to any tribunal for any receiver or any trustee of the Company or such Subsidiary or any substantial part of its property, or commences any proceeding relating to the Company or such Subsidiary under any reorganization, arrangement, readjustments of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or

(i) If, within 60 days after the filing of a bankruptcy petition or the commencement of any proceeding against the Company or a Subsidiary seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the proceeding shall not have been dismissed, or, if, within 60 days after the appointment, without the consent or acquiescence of the Company or such Subsidiary, of any trustee, receiver or liquidator of the Company or a Subsidiary or of all or any substantial part of the properties of the Company or a Subsidiary, the appointment shall not have been vacated; or

(j) Any judgment against a Borrower in excess of $250,000 or any attachment in excess of $250,000 against any property of a Borrower that remains unpaid, undischarged, unbonded or undismissed for a period of 30 days, unless and to the extent that the judgment or attachment is appealed in good faith in a court of higher jurisdiction and the appeal remains pending; or

(k) If any of the following events shall occur or exist with respect to any Borrower or any employee pension benefit plan established, maintained or to which contributions have been made by any Borrower or any other Person that, together with a

Borrower, would be treated as a single employer under § 4001 of ERISA, and that the same would have a Material Adverse Effect: (1) any prohibited transaction (as defined in § 406 of ERISA or § 4975 of the Code), (2) any reportable event (as defined in § 4043 of ERISA and the regulations issued thereunder), (3) the filing under § 4041 of ERISA of a notice of intent to terminate any such plan or the termination of such plan, or (4) the institution of proceedings by the PBGC under § 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan; or

(l) Reserved; or

(m) The dissolution, liquidation or termination of existence of any Borrower unless the assets of the dissolved, liquidated or terminated Borrower are transferred to another Borrower; or

(n) If a Borrower fails to give the Administrative Agent or any Lender any notice required by this Agreement within ten days after the occurrence of the event giving rise to the obligation to give such notice, provided that such failure to give notice shall not constitute an Event of Default if the applicable Event of Default or breach is cured within any grace period that otherwise would have been applicable had the notice been timely given; or

(o) If a Change in Control shall occur; or

(p) If any Borrower or any Subsidiary shall be debarred or suspended from any contracting with the Government; or if a notice of debarment or notice of suspension shall have been issued to any Borrower or any Subsidiary; or the actual termination for default of any Material Contract with the Government, or if a notice of termination for default shall have been issued to or received by any Borrower or any Subsidiary with respect to a Material Contract and such notice could reasonably be expected to have a Material Adverse Effect; or

(q) The Loan Documents shall for any reason cease to create a valid and perfected first priority security interest in any of the Collateral with value in excess of $100,000 purported to be covered thereby, subject to Liens permitted by this Agreement or any other Loan Document, or if any Loan Document ceases to be in full force and effect; or

(r) The occurrence of a specified event of default under any other Loan Document and the expiration of all applicable cure periods.

9.2 Remedies upon Default. Upon the occurrence of an Event of Default, the following provisions shall be applicable:

(a) The Administrative Agent, at its option, may, and upon the written request of the Required Lenders, shall, terminate the Commitments (whereupon the Commitment of each Lender shall terminate immediately), terminate the obligations of the Lenders to make Loans, and the obligations of the Issuing Bank to issue Letters of Credit, under this Agreement, and to declare all Obligations, whether incurred prior to, contemporaneous with or subsequent to the date of this Agreement, and whether represented in writing or otherwise, immediately due and payable and may exercise all of rights and remedies of the Lenders against the Borrowers and any Collateral. The Administrative Agent also, at its option, may, and upon the written request of the Required Lenders, shall, require the Borrowers to pay (for the benefit of the Issuing Bank), and the Borrowers agree to pay, to the Administrative Agent (for the benefit of the Issuing Bank) an amount of cash equal to the aggregate amount of the LC Exposure then outstanding, and any amounts paid by the Borrowers shall be held by the Administrative Agent in a cash collateral account, over which the Administrative Agent shall have the exclusive power of withdrawal, for the benefit of the Issuing Bank, as security for the Obligations arising out of the Letters of Credit and the Letter of Credit Agreements.

(b) The Administrative Agent may foreclose its lien and security interest in the Collateral, held for the ratable benefit of the Lenders, in any way permitted by applicable law and shall have, without limitation, the remedies of a secured party under the UCC. The Administrative Agent may enter the premises of any Borrower in compliance with the UCC without legal process and without incurring liability to any Borrower and remove the Collateral to such place or places as the Administrative Agent may deem advisable, or the Administrative Agent may require the Borrowers to assemble the Collateral and make the Collateral available to the Administrative Agent at a convenient place in accordance with the UCC and, with or without having the Collateral at the time or place of sale, the Administrative Agent may, for the ratable benefit of the Lenders, sell or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, either at public or private sale or at any broker’s board, in lots or in bulk, for cash or for credit, at any time or place, in one or more sales and upon such terms and conditions as the Administrative Agent may elect. The Administrative Agent shall give not less than ten Business Days’ prior written notice to the Borrowers of the time and place of any public sale of the Collateral or the time after which the Collateral may be sold in a private sale, which each Borrower agrees constitutes commercially reasonable notice. At any such sale the Administrative Agent or any Lender may be the purchaser, subject to the applicable provisions of the UCC.

(c) The Borrowers shall, at the request of the Administrative Agent, notify account debtors and other persons obligated on any of the Collateral of the security interest of the Administrative Agent (held for the ratable benefit of the Lenders) in any account, chattel paper, general intangible, instrument or other Collateral and that payment thereof is to be made directly to the Administrative Agent or to any financial institution designated by the Administrative Agent as the Administrative Agent’s agent therefor, and the Administrative Agent may itself, without notice to or demand upon such Borrower, so notify account debtors and other persons obligated on Collateral. After the making of such a request or the giving of any such notification, such Borrower shall hold any proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by such Borrower as trustee for the Administrative Agent without commingling the same with other funds of such Borrower and shall turn the same over to the Administrative Agent in the identical form received, together with any necessary endorsements, or assignments. The Administrative Agent shall apply the proceeds of collection of accounts, chattel paper, general intangibles, instruments and other Collateral received by the Administrative Agent to the Obligations, ratably in favor of the Lenders, such proceeds to be immediately entered after final payment in cash or other immediately available funds of the items giving rise to them.

(d) Notwithstanding any other provisions of this Agreement to the contrary, after the occurrence of an Event of Default and the declaration of the Obligations to be immediately due and payable in accordance with the provisions of this Agreement, all amounts collected or received by the Administrative Agent or any Lender on account of the Obligations or any other amounts outstanding under any of the Loan Documents or in respect of the Collateral shall be paid over or delivered as follows:

(1) FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent in connection with enforcing the rights of the Lenders under the Loan Documents and any advances made by the Administrative Agent with respect to the Collateral pursuant to Section 9.2(h);

(2) SECOND, to the payment of all reasonable out-of-pocket costs and expenses of each of the Lenders in connection with enforcing its respective rights under the Loan Documents or otherwise with respect to the Obligations owing to such Lender (including without limitation, reasonable attorneys’ fees) and the reasonable fees of appraisers, investment bankers or other professionals retained by the Administrative Agent to provide services to sell, collect or otherwise dispose of the Collateral;

(3) THIRD, to the payment of all of the Obligations consisting of accrued fees and interest, and including with respect to any Hedging Agreement between any Borrower and any Lender, or any Affiliate of a Lender, any fees, premiums and scheduled periodic payments due under such Hedging Agreement and any interest accrued thereon;

(4) FOURTH, to the payment of the outstanding principal amount of the Obligations and the payment or cash collateralization of the outstanding LC Exposure and including with respect to any Hedging Agreement between any Borrower and any Lender, or any Affiliate of a Lender, any breakage, termination or other payments due under such Hedging Agreement and any interest accrued thereon;

(5) FIFTH, to all other Obligations and other obligations which shall have become due and payable under the Loan Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FOURTH” above;

(6) SIXTH, to all other Debt owing by the Company and its Subsidiaries to the Administrative Agent under corporate credit card arrangements or other bank products; and

(7) SEVENTH, the payment of the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Aggregate Exposure and obligations outstanding under the Hedging Agreements (if any) held by such Lender (and its Affiliates in the case of Hedge Agreement obligations) bears to the aggregate then outstanding Aggregate Exposure and obligations outstanding under the Hedging Agreements between any Borrower and any Lender or any Affiliate of a Lender that are required of amounts available to be applied pursuant to clauses “THIRD” and “FOURTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FOURTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (A) first, to reimburse the Issuing Bank from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “FOURTH” and “FIFTH” above in the manner provided in this Section.

(e) To the extent that the Obligations are now or hereafter secured by property other than the Collateral described herein or by the Guarantee, endorsement or property of any other Person, the Administrative Agent, at its option, may, and upon the written request of the Required Lenders, shall, proceed against such other Guarantee, endorsement or property upon the occurrence of an Event of Default, and the Administrative Agent shall have the right, in its sole discretion, to determine which rights, security, liens, security interests or remedies the Administrative Agent shall at any time pursue, relinquish, subordinate, modify or take any other action with respect thereto, without in any way modifying or affecting any of them or any of the Administrative Agent’s rights hereunder.

(f) Subject to Section 2.25(f), the Administrative Agent is hereby authorized at any time or from time to time, without prior notice to the Borrowers (any such notice being expressly waived by each Borrower), to setoff and apply any deposit (general or special, time or demand, provisional or final) or investment account at any time held, including any certificate of deposit, and other indebtedness at any time owed by the Administrative Agent or any Lender, whether or not any such deposit or indebtedness is then due, to or for the credit or account of any Borrower against any and all of the Obligations. The Administrative Agent shall give written notice of any setoff to the Borrowers.

(g) EACH BORROWER, HAVING KNOWLEDGE THAT IT MAY BE ENTITLED TO NOTICE AND A HEARING PRIOR TO REPOSSESSION OF THE COLLATERAL, WAIVES ANY RIGHT THAT IT MAY HAVE TO NOTICE OF FORECLOSURE, OTHER THAN NOTICES REQUIRED BY THE UCC, TO ANY HEARING THAT MAY BE HELD RELATING TO FORECLOSURE, AND TO ANY NOTICE THAT MAY BE REQUIRED TO BE GIVEN BY THE ADMINISTRATIVE AGENT OR ANY LENDER PRIOR TO SUCH HEARING, OTHER THAN THE NOTICES OR HEARINGS REQUIRED BY THE LOAN DOCUMENTS, THE UCC OR ANY OTHER APPLICABLE LAW. THE ADMINISTRATIVE AGENT, EACH LENDER AND EACH BORROWER EXPRESSLY WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

(h) The Administrative Agent itself may perform or comply, or otherwise cause performance or compliance, for the ratable benefit of the Lenders, with the obligations of a Borrower contained in this Agreement, including, without limitation, the obligations of each Borrower to defend and insure the Collateral. The expenses of the Administrative Agent incurred in connection with such performance or compliance, together with interest thereon at the Base Rate plus 2%, from the date such expenses are paid until the same are repaid, shall be payable by the Borrowers to the Administrative Agent on demand and shall constitute Obligations.

Section 10 The Administrative Agent

10.1 Appointment of Administrative Agent.

(a) Each Lender irrevocably appoints SunTrust Bank as the Administrative Agent and authorizes it to take such actions on such Lender’s behalf and to exercise such powers as are delegated to the Administrative Agent under this Agreement and the other Loan Documents, together with all such actions and powers that are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions set forth in this Section shall apply to any such sub-agent and the Affiliates of the Administrative Agent and any such sub-agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(b) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Required Lenders to act for the Issuing Bank with respect thereto; provided, that the Issuing Bank shall have all the benefits and immunities (i) provided to the Administrative Agent in this Section 10 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as the term “Administrative Agent” as used in this Section 10 included the Issuing Bank with respect to such acts or omissions and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

10.2 Nature of Duties of Administrative Agent. The Administrative Agent shall not have any duties or obligations except those expressly set forth in this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except those discretionary rights and powers expressly contemplated by the Loan Documents that the

Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary as otherwise provided herein), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Subsidiaries that is communicated to or obtained by the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent will promptly deliver to the Lenders copies of any financial statements and other information required by Section 5.8, default notices or other material notices sent to the Borrowers under the terms of the Loan Documents, and will promptly provide to the Lenders copies of any material notices or other material information received from Borrowers that are not otherwise required to be provided to the Lenders, and the Lenders agree that the Administrative Agent may provide such material notices and other material information to the Lenders by posting it to a secure website to which the Lenders are given access. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary as otherwise provided herein) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to the Administrative Agent by the defaulting Borrower or any Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements, or other terms and conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition precedent to the effectiveness of this Agreement or any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.3 Lack of Reliance on the Administrative Agent. Each of the Lenders, the Swingline Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders, the Swingline Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, continue to make its own decisions in taking or not taking of any action under or based on this Agreement, any related agreement or any document furnished hereunder or thereunder.

10.4 Certain Rights of the Administrative Agent. If the Administrative Agent shall request instructions from the Required Lenders with respect to any action or actions (including the failure to act) in connection with this Agreement, the Administrative Agent shall be entitled to refrain from such act or taking such act, unless and until it shall have received instructions from such Lenders; and the Administrative Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders where required by the terms of this Agreement.

10.5 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed, sent or made by the proper Person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (including counsel for the Borrowers), independent public accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of such counsel, accountants or experts.

10.6 Administrative Agent’s Reimbursement and Indemnification by Lenders. The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Aggregate Exposure Percentages (or, if the Commitments have been terminated, in proportion to their Aggregate Exposure Percentages immediately prior to such termination) (i) for any amounts not reimbursed by any Borrower for which the Administrative Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between or among two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between or among two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (ii) any indemnification required pursuant to Section 11.3 shall, notwithstanding the provisions of this Section 10.6, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 10.6 shall survive payment of the Obligations and termination of this Agreement.

10.7 The Administrative Agent in its Individual Capacity. The bank serving as the Administrative Agent shall have the same rights and powers under this Agreement and any other Loan Document in its capacity as a Lender as any other Lender and may exercise or refrain from exercising the same as though it were not the Administrative Agent; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent, in its individual capacity. The bank acting as the Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with any Borrower or any Subsidiary or Affiliate of any Borrower as if it were not the Administrative Agent hereunder.

10.8 Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Company. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent, subject to the approval by the Borrowers provided that no Event of Default shall exist at such time. If no successor Administrative Agent shall have been so appointed, and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, subject to the approval by the Borrowers provided that no Event of Default shall exist at such time, which shall be a commercial bank organized under the laws of the United States of America or any state thereof or a bank which maintains an office in the United States, having a combined capital and surplus of at least $500,000,000.

(b) Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation under this Section 10.8 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (i) the retiring Administrative Agent’s resignation shall become effective, (ii) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (iii) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time as the Required Lenders appoint a successor Administrative Agent as provided above; provided however, that appropriate arrangements to maintain the effectiveness of the security interests granted herein shall be retaken prior to any such resignation being effective. After any retiring Administrative Agent’s resignation hereunder, the provisions of this Section 10 shall continue in effect for the benefit of such retiring Administrative Agent and its representatives and agents in respect of any actions taken or not taken by any of them while it was serving as the Administrative Agent.

10.9 Authorization to Execute other Loan Documents. Each Lender hereby authorizes the Administrative Agent to execute on behalf of all Lenders all Loan Documents other than this Agreement.

10.10 Other Agents. The Arranger shall have no obligations, responsibilities or duties under this Agreement or under any other Loan Document.

Section 11 Miscellaneous

11.1 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

To the Borrowers:	The Analysis Corporation 1501 Farm Credit Drive Suite 2300 McLean, VA 22102-5000 Attention: Jerry Robinson Facsimile: (703) 218-6141

SFA, Inc. 2220 Defense Highway Suite 405 Crofton, MD 21114 Attention: Jerry Robinson Facsimile: (703) 218-6141

To the Administrative Agent or Swingline Lender:	SunTrust Bank 8330 Boone Blvd. Suite 700 Vienna VA 22182-2624 Attention: Lindsey Rheaume, Senior Vice President Telecopy Number: 703-442-1613

With a copy to:	SunTrust Bank Agency Services 303 Peachtree Street, N.E./ 25th Floor Atlanta, Georgia 30308 Attention: Ms. Doris Folsom Telecopy Number: (404) 658-4906

To the Issuing Bank:	SunTrust Bank 25 Park Place, N.E./Mail Code 3706 Atlanta, Georgia 30303 Attention: Sharon Anderson Telecopy Number: (404) 588-8129

To the Swingline Lender:	SunTrust Bank Agency Services 303 Peachtree Street, N.E./25th Floor
Atlanta, Georgia 30308 Attention: Doris Folsom Telecopy Number: (404) 658-4906

To any other Lender :	the Applicable Lending Office for such Lender

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All such notices and other communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the mails or if delivered, upon delivery; provided, that notices delivered to the Administrative Agent, the Issuing Bank or the Swingline Lender shall not be effective until actually received by such Person at its address specified in this Section 11.1.

(b) Any agreement of the Administrative Agent and the Lenders herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Administrative Agent and the Lenders shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company and any other Borrower to give such notice and the Administrative Agent and Lenders shall not have any liability to the Borrowers or other Person on account of any action taken or not taken by the Administrative Agent or the Lenders in reliance upon such telephonic or facsimile notice. The joint and several obligations of the Borrowers to repay the Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Administrative Agent and the Lenders to receive written confirmation of any telephonic or facsimile notice or the receipt by the Administrative Agent and the Lenders of a confirmation which is at variance with the terms understood by the Administrative Agent and the Lenders to be contained in any such telephonic or facsimile notice.

11.2 Waiver: Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or any other Loan Document, and no course of dealing between the Borrowers and the Administrative Agent or any Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrowers therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.

(b) No amendment or waiver of any provision of this Agreement or the other Loan Documents, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrowers and the Required Lenders or the Borrowers and the Administrative Agent with the consent of the Required Lenders and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment or waiver shall: (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or unreimbursed LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, or change the method of calculating any of the foregoing, without the written consent of each Lender affected thereby, (iii) postpone the date fixed for any payment of any principal of, or interest on, any Loan or unreimbursed LC Disbursement or interest thereon or any fees hereunder or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date for the termination or reduction of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.25(e) or 2.25(f), or any other provision hereof relating to pro rata sharing of payments among the Lenders, in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders which are required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the consent of each Lender; (vi) release any guarantor or limit the liability of any such guarantor under any guaranty agreement without the consent of each Lender, except in connection with a transaction permitted by Section 6.3 or Section 6.7; (vii) except as provided in the Deposit Account Assignment, release Collateral securing any of the Obligations or agree to subordinate any Lien in such Collateral to any other creditor of a Borrower or any Subsidiary without the consent of each Lender, other than Collateral that the Borrowers are entitled to sell or otherwise dispose of pursuant to Section 6.7 and other Collateral with an aggregate value not to exceed $100,000 in any fiscal year of the Company; (viii) reduce the percentage specified in the definition of Required Lenders with respect to any Facility without the written consent of all Lenders under such Facility; (ix) change the definition of “Borrowing Base” without the consent of each Lender, or change in any material respect any defined term set forth in the definition of “Borrowing Base;”, (x) amend, modify or waive any condition precedent to any extension of credit under the Revolving Credit Facility set forth in this Agreement (including, without limitation, the waiver of an existing Default or Event of Default required to be waived in order for such extension of credit to be made) without the consent of the Required Revolving Credit Facility Lenders; or (xi) consent to any assignment by any Borrower of its rights or obligations hereunder without the consent of each Lender except in connection with a transaction permitted by Section 6.3, or; provided further, that no such agreement shall amend, modify or otherwise affect the rights, duties or obligations of the Administrative Agent, the Swingline Lender or the Issuing Bank without the prior written consent of such Person. Each Lender shall reply within ten (10) Business Days after the Administrative Agent’s written request for approval action to be taken by it or any Lenders hereunder, or such lesser time as may be reasonably determined by the

Administrative Agent due to time constraints in the Loan Documents and specified in the request for approval. In the event any Lender fails to reply to a request for approval from the Administrative Agent within fifteen (15) Business Days (or such shorter period of time as may be requested by the Administrative Agent for actions that are reasonably required to preserve or protect the Collateral), such Lender shall be deemed to have approved any matters set forth in the request for approval.

11.3 Expenses: Indemnification.

Except with respect to Taxes, which are addressed in Section 2.20:

(a) The Borrowers shall pay (i) all reasonable, out-of-pocket costs and expenses of the Administrative Agent and SunTrust Capital Markets, Inc., including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and SunTrust Capital Markets, Inc., in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel and the allocated cost of inside counsel) incurred by the Administrative Agent, the Issuing Bank or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or any Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, in each case to the extent a written invoice has been provided to the Borrowers with respect thereto.

(b) The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the Issuing Bank, each Affiliate of such Person, and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by a Borrower arising out of, in connection with, or as a result of an investigation, litigation or proceeding arising out of (i) the execution or delivery of this Agreement any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials related to the Company’s or any of its Subsidiaries operations on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the operations of the Company or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by a Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrowers against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrowers have obtained a final and nonappealable judgment in their favor on such claim as determined by a court of competent jurisdiction.

(c) To the extent that the Borrowers fail to pay any amount required to be paid to the Administrative Agent, the Issuing Bank or the Swingline Lender under clauses (a), (b) or (c) hereof, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be such Lender’s Aggregate Exposure Percentage (determined as of the time that the unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided, that the unreimbursed expense or indemnified payment, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.

(d) To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any lndemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Loan or any Letter of Credit or the use of proceeds thereof.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

11.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that no Borrower may assign or transfer any of its rights hereunder, other than in a transaction permitted by Section 6.3, without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void).

(b) Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment and the Loans, the Swingline Exposure and LC Exposure at the time owing to or held by it); provided, that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender, the Company and the Administrative Agent (and, in the case of an assignment of all or a portion of a Commitment or any Lender’s obligations in respect of its LC Exposure or Swingline Exposure, the Issuing Bank and the Swingline Lender) must give their prior written consent (which consent shall not be unreasonably withheld or delayed if the assignment is to a commercial bank or financial institution), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire amount of the assigning Lender’s Commitment hereunder or an assignment while an Event of Default has occurred and is continuing, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date an assignment and acceptance agreement, in form and substance satisfactory to the Administrative Agent, with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (unless the Company and the Administrative Agent shall otherwise consent), (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement and the other Loan Documents with respect to any Commitment and the Loans related thereto, (iv) the assigning Lender and the assignee shall execute and deliver to the Administrative Agent an assignment and acceptance agreement, in form and substance satisfactory to the Administrative Agent, together with a processing and recordation fee payable by the assigning Lender or the assignee (as determined between such Persons) in an amount equal to $3,500, and (v) such assignee, if it is not a Lender, shall deliver to the Administrative Agent all information reasonably requested by the Administrative Agent; provided, that any consent of the Company otherwise required hereunder shall not be required if an Event of Default has occurred and is continuing. Upon the execution and delivery of the assignment and acceptance agreement and payment by such assignee to the assigning Lender of an amount equal to the purchase price agreed between such Persons, and the granting of the consents required herein, such assignee shall become a party to this Agreement and any other Loan Documents to which such assigning Lender is a party and, to the extent of such interest assigned by such assignment and acceptance agreement, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender shall be released from its obligations hereunder to a corresponding extent (and, in the case of an assignment and acceptance agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.18, 2.20 and 11.3 with respect to any period of time during which it was a Lender hereunder). Upon the consummation of any such assignment hereunder, the assigning Lender, the Administrative Agent and the Borrowers shall make appropriate arrangements to have new Notes issued if so requested by either or both the assigning Lender or the assignee. Any assignment or other transfer by a Lender that does not fully comply with the terms of this clause (b) shall be treated for purposes of this Agreement as a sale of a participation pursuant to clause (c) below.

(c) Any Lender may at any time, without the consent of the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other financial institutions (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment, the Loans owing to it and its LC Exposure): provided, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of its obligations hereunder, and (iii) the Borrowers, the Administrative Agent, the Swingline Lender, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement between such Lender and the Participant with respect to such participation shall provide that such Lender shall retain the sole right and responsibility to enforce this Agreement and the other Loan Documents and the right to approve any amendment, modification or waiver of this Agreement and the other Loan Documents; provided, that such participation agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver of this Agreement described in the first proviso of Section 11.2(b) that affects the Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.18 and 2.20 to the same extent as if it were a Lender hereunder and had acquired its interest by assignment pursuant to paragraph (b); provided, that no Participant shall be entitled to receive any greater payment under Sections 2.18 and 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of such participation is made with the Company’s prior written consent. To the extent permitted by law, the Borrowers agree that each Participant shall be entitled to the benefits of Section 2.20 as though it were a Lender, provided, that such Participant agrees to share with the Lenders the proceeds thereof in accordance with Section 2.20 as fully as if it were a Lender hereunder. A Participant shall not be entitled to the benefits of Section 2.20 unless such Participant agrees, for the benefit of the Borrowers, to comply with Sections 2.20(e) and 2.20 as though it were a Lender hereunder.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement and its Notes (if any) to secure its obligations to a Federal Reserve Bank without complying with this Section; provided, that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle organized or otherwise formed under the laws of the United States or any State thereof (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided, that (i) nothing herein shall constitute a commitment by any SPV to make any Loan (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of any Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof, and (iii) the Granting Lender shall not be released from any of its obligations hereunder and the Borrowers shall be entitled to treat such Granting Lender as a lender for all purposes hereunder. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it will not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State. Notwithstanding any provision to the contrary in this Section 11.4, any SPV may (i) with notice to, but without the prior written consent of, the Borrowers and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Company and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. As this clause (e) applies to any particular SPV, this Section may not be amended without the written consent of such SPV.

11.5 Governing Law: Jurisdiction: Consent to Service of Process.

(a) This Agreement and the other Loan Documents shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of New York. EACH LOAN DOCUMENT (OTHER THAN AS OTHERWISE EXPRESSLY SET FORTH IN A LOAN DOCUMENT) WILL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (INCLUDING FOR SUCH PURPOSES SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the United States District Court of the Southern District of New York, and of any court of the State of New York sitting in New York county and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by applicable law, such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrowers or their respective properties in the courts of any jurisdiction.

(c) Each Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in paragraph (b) of this Section and brought in any court referred to in paragraph (b) of this Section. Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

(e) The representations, warranties, covenants and agreements contained in this Agreement shall be deemed to have been given and undertaken by the Borrowers jointly and severally.

11.6 WAIVER OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.7 Right of Setoff. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, each Lender and the Issuing Bank shall have the right, subject to Section 2.25(f), at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrowers, any such notice being expressly waived by the Borrowers to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrowers at any time held or other obligations at any time owing by such Lender or the Issuing Bank to or for the credit or the account of the Borrowers against any and all Obligations held by such Lender or the Issuing Bank, as the case may be, irrespective of whether such Lender or the Issuing Bank shall have made demand hereunder and although such Obligations may be unmatured. Each Lender and the Issuing Bank agree promptly to notify the Administrative Agent and the Borrowers after any such set-off and any application made by such Lender and the Issuing Bank, as the case may be; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

11.8 Counterparts; Integration. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement, the other Loan Documents, and any separate letter agreement(s)

relating to any fees payable to the Administrative Agent constitute the entire agreement among the parties hereto and thereto regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

11.9 Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.18, 2.19, 2.20, 11.3, 11.11 and Section 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. All representations and warranties made herein, in the certificates, reports, notices, and other documents delivered pursuant to this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and the making of the Loans and the issuance of the Letters of Credit.

11.10 Severability. Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.11 Confidentiality. Each of the Administrative Agent, the Issuing Bank and each Lender agrees to take normal and reasonable precautions to maintain the confidentiality of any information designated in writing as confidential and provided to it by the Borrowers or any Subsidiary, except that such information may be disclosed (i) to any Affiliate of the Administrative Agent, the Issuing Bank or any such Lender, and their respective accountants, legal counsel and other professional advisors (provided that all such Persons shall have agreed in writing to keep such information confidential in accordance with the terms of this Section), (ii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iii) to the extent requested by any regulatory agency or governmental authority having jurisdiction over the disclosing Administrative Agent, Issuing Bank or Lender, (iv) to the extent that such information becomes publicly available other than as a result of a breach of this Section, or which becomes available to the Administrative Agent, the Issuing Bank, any Lender or any Affiliate, or their accountants, legal counsel or other professional advisors, of any of the foregoing on a nonconfidential basis from a source other than the Borrowers, (v) in connection with the exercise of any remedy hereunder or any suit, action or proceeding relating to this

Agreement or the enforcement of rights hereunder, (vi) subject to provisions substantially similar to this Section 11.11, to any actual or prospective assignee or Participant, or (vii) with the prior written consent of the Company. Any Person required to maintain the confidentiality of any information as provided for in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such information as such Person would accord its own confidential information.

11.12 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which may be treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but nor above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

11.13 Captions. The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

11.14 Use of Defined Terms. All terms defined in this Agreement shall have the defined meanings when used in certificates, reports or other documents made or delivered pursuant to this Agreement, unless the context shall otherwise require.

11.15 Accounting Terms. Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company delivered pursuant to Section 5.8(c); provided, that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 7 to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Company that the Required Lenders wish to amend Section 7 for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company the Administrative Agent and the Required Lenders.

11.16 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of the Borrowers and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrowers in accordance with the Patriot Act, and each Borrower hereby agrees to provide the Administrative Agent and each Lender with all information necessary in order for the Administrative Agent and each Lender to comply with the Patriot Act.

11.17 Right of First Refusal. Each Borrower hereby agrees that if at any time any Borrower or any Subsidiary or Affiliate of any Borrower (a “Borrower Entity”) receives from a third party an offer, term sheet or commitment, or any Borrower Entity makes a proposal substantially acceptable to or accepted by any Person (all of the foregoing being referred to as an “Offer”), which Offer provides for more than $250,000 of permanent financing, long term financing, short term financing, cash flow financing, working capital financing, accounts receivable financing, real estate financing, inventory or equipment financing, financing secured in whole or in part by assets (tangible or intangible) or personal property of any Borrower Entity, or sale/leaseback financing, the applicable Borrower Entity shall first forward the Offer to the Administrative Agent, which shall have fifteen (15) days after receipt thereof (the “Option Period”) to agree to provide similar financing in the place of such Person upon the terms and conditions set forth in the Offer and to notify the applicable Borrower Entity in writing of the Administrative Agent’s acceptance of the Offer (the “Acceptance Notice”). If the Borrower Entity has not received an Acceptance Notice within the Option Period, the Borrower Entity shall be free to consummate the transaction described in the Offer with the third party providing the Offer (the “Transaction”); provided, however, that the foregoing, and Administrative Agent’s failure to respond to issue an Acceptance Notice, shall not be construed as a waiver of any of the terms, covenants or conditions of the Loan Documents. In the event that the Transaction is not consummated under similar terms with such Person during the ninety (90) day period following the expiration of the Option Period, or any material term is changed, the applicable Borrower Entity shall not be permitted to consummate the Transaction without again complying with this Section.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized representatives all as of the day and year first above written.

BORROWERS:

COMPANY:

SFA, INC., a Maryland corporation Organizational Identification Number: D00285346

By:	/s/ Jerry D. Robinson
Name:	Jerry D. Robinson
Title:	President & CEO

TAC:

THE ANALYSIS CORP., a Delaware corporation Organizational Identification Number: 2220948

By:	/s/ Jerry D. Robinson
Name:	Jerry D. Robinson
Title:	Secretary

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

ADMINISTRATIVE AGENT:

SUNTRUST BANK, a Georgia banking corporation

By:	/s/ Lindsey Rheaume

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

LENDERS:

SUNTRUST BANK, a Georgia banking corporation

By:	/s/ Lindsey Rheaume
Lindsey Rheaume
Senior Vice President

Revolving Commitment:	$16,500,000

Term Loan Commitment:	$18,000,000

Applicable Lending Office:

SunTrust Bank

8330 Boone Blvd.

Suite 700

Vienna VA 22182-2624

Attention: Lindsey Rheaume, Senior Vice President

Telecopy Number: 703-442-1613